EXHIBIT 99

The Progressive Corporation

REPORT ON LOSS RESERVING PRACTICES

August 2014

PROGRESSIVE

Preface

The artwork1 on the cover of the 2014 Report on Loss Reserving Practices represents the ongoing efforts of Loss Reserving to improve accuracy through greater segmentation by providing a visual representation of the age and limit relativities used in setting reserves for several of our segments.

The primary purpose of this report is to help interested stakeholders better understand our loss reserving process and how it affects our financial results. Reserves in this report refer to loss and loss adjustment expense reserves.

The 2014 Report on Loss Reserving Practices is very similar to the 2013 report. However, we updated financial information throughout the report, and we included our latest process enhancements in Section V.

As the Appendix is a separate document, you can electronically link to it anywhere that you see the blue underlined word: Appendix.

Consistent with Progressive’s culture of self-examination, our analysis of loss reserves demands continuous change and continuous improvement. Each section of this report focuses on a different aspect of our reserving process.

—	Section I provides an overview of our financial objectives and results, and explains why accurate reserving is important
—

Section II defines reserve development and describes how it affects our financial results, and also how historical results compare to our goal of having total reserves that are adequate and develop with minimal variation

—	Section III defines the types of reserves, how they are related and how we analyze them
—	Section IV describes how and why we estimate our required reserves by segment
—	Section V defines many of the terms we use throughout the report

Sections VI and VII in the Appendix present two case studies of segment reserve reviews – one for loss reserves and one for Loss Adjustment Expense (LAE) reserves, including discussion of the issues we consider and the calculations involved

The 2014 Report on Loss Reserving Practices was revised by Estella Tu, Dennis Funkhouser, and Karen Vancleave. Despite the technical nature of our reserve analysis, we strive to make this report as accessible and understandable as possible to a wide audience. We welcome your comments so that we may continue to enhance it. Comments and questions should be directed to Gary Traicoff, Corporate Actuary or Karen Vancleave, Actuarial Director, at The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, Ohio 44143 or e-mailed to gary_traicoff@progressive.com or karen_vancleave@progressive.com.

1 Artwork for the cover of this report was designed by **Christy Mihelich.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Statements in this report, or in the exhibits hereto, that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. These risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions, and projections generally; inflation and changes in economic conditions (including changes in interest rates and financial markets); the possible failure of one or more governmental, corporate, or other entities to make scheduled debt payments or satisfy other obligations; the potential or actual downgrading by one or more rating agencies of our securities or governmental, corporate, or other securities we hold; the financial condition of, and other issues relating to the strength of and liquidity available to, issuers of securities held in our investment portfolios and other companies with which we have ongoing business relationships, including counterparties to certain financial transactions; the accuracy and adequacy of our pricing and loss reserving methodologies; the competitiveness of our pricing and the effectiveness of our initiatives to attract and retain more customers; initiatives by competitors and the effectiveness of our response; our ability to obtain regulatory approval for requested rate changes and the timing thereof; the effectiveness of our brand strategy and advertising campaigns relative to those of competitors; legislative and regulatory developments at the state and federal levels, including, but not limited to, health care reform and tax law changes; the outcome of disputes relating to intellectual property rights; the outcome of litigation or governmental investigations that may be pending or filed against us; weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail, and winter conditions); changes in driving patterns; our ability to accurately recognize trend in frequency and severity in a timely manner; acts of war and terrorist activities; our ability to maintain the uninterrupted operation of our facilities, systems (including information technology systems), and business functions, and safeguard personal and sensitive information in our possession; our continued access to and functionality of third-party systems that are critical to our business; court decisions and trends in litigation and health care and auto repair costs; and other matters described from time to time in our releases and publications, and in our periodic reports and other documents filed with the United States Securities and Exchange Commission. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for one or more contingencies. Also, our regular reserve reviews may result in adjustments of varying magnitude as additional information regarding claims activity becomes known. Reported results, therefore, may be volatile in certain accounting periods.

01P00102.A (07/13)	Copyright © Progressive Casualty Insurance Company. All Rights Reserved.

Section I – About Progressive

Our Business

The Progressive insurance organization began business in 1937. The Progressive Corporation, an insurance holding company formed in 1965, currently has 54 subsidiaries, one mutual insurance company affiliate, and one limited partnership investment affiliate. Our insurance subsidiaries and mutual insurance company affiliate provide personal and commercial automobile insurance and other specialty property-casualty insurance and related services. Our property-casualty insurance products protect our customers against losses due to collision and physical damage to their motor vehicles, uninsured and underinsured bodily injury, and liability to others for personal injury or property damage arising out of the use of those vehicles. Our non-insurance subsidiaries and limited partnership investment affiliate generally support our insurance and investment operations. We operate our businesses throughout the United States and sell personal auto insurance on an Internet-only basis in Australia.

2013 Business Overview

Progressive generated net income of $1.165 billion, or $1.93 per share, for 2013. From an operations standpoint, the Company generated an underwriting profit of 6.5% which exceeded our targeted goal of 4.0%. The Company generated over $17 billion of net premiums written, an increase of 7% from the prior year. Policies in force—our preferred measure of growth—increased 3% on a companywide basis, which represented over 321,000 additional policies. Our 2013 results show a Return on Shareholders’ Equity (ROE) of 17.7%2 and a Comprehensive ROE of 19.0%3.

Our Financial Objectives

At Progressive, we measure ourselves against two specific goals designed to maximize the value of our Company. Our most important goal is for our insurance subsidiaries to produce an aggregate calendar year underwriting profit of at least 4%. Second, we seek to grow our business as fast as possible so long as doing so is consistent with our profitability objective and our ability to provide high quality service. We communicate these two corporate goals to every Progressive employee and work together to achieve them.

Our financial policies evaluate our exposure to risk, which is the chance that actual events turn out to be significantly different than expected and result in a loss of capital. Our Risk Management area, along with our business units, identifies risks that have the potential to significantly impair our strategic objectives. We use risk management tools to quantify the amount of capital needed, in addition to surplus, to absorb consequences of unfavorable events. These events include items such as unfavorable loss development, weather catastrophes, and investment market corrections among other events. We include these estimates in our capital models.

[2]	Based on net income

[3]

Use of Comprehensive ROE is consistent with the Company’s policy to manage on a total return basis and reflects changes in unrealized gains and losses on securities held in our portfolio. For Progressive, Comprehensive ROE consists primarily of:

(Net Income) + (Changes in Unrealized Security Gains, Net of Taxes)
(Average Shareholders’ Equity)

To review all components of Progressive’s Comprehensive ROE, refer to our “Consolidated Statements of Comprehensive Income” and related notes in our 2013 Annual Report to Shareholders, which is attached as an appendix to the Company’s 2014 Proxy Statement.

Our risks are classified into the following four categories:

—	Insurance Risks – risks associated with assuming, or indemnifying for, the losses of, or liabilities incurred by, policyholders
—	Operating Risks – the risks stemming from external or internal events or circumstances that may directly or indirectly affect our insurance operations
—

Market Risks – changes in the value of assets held in our investment portfolios, which might result from a variety of factors impacting the investment marketplace generally, or the sectors, industries, or individual securities in which we have invested

—

Credit Risks – the risks that a counterparty to a transaction will fail to perform according to the terms of a contract or that we will be unable to satisfy our obligations when due or obtain capital when necessary

Loss reserving is an operating insurance risk because significant variations in loss reserve estimates affect our operating profit and our ability to price accurately.

Loss reserving is an activity that is central to the achievement of our goals. It involves estimating the magnitude and timing of future claim payments and loss adjustment expenses for accidents that have already occurred. These estimates take into account not only claims that are in the process of being settled but also claims on accidents that have happened but have not yet been recorded by the Company. At year-end 2013, Progressive’s estimated gross loss and LAE reserves amounted to $8.5 billion.

Relationship between Loss Reserving and Pricing Functions

Unlike most industries, insurers do not know their costs until well after a sale has been made.

Thus, one of the most important functions for an insurance company is setting rates or pricing. The goal of our pricing function is to properly evaluate future risks the Company will assume but has not yet written. Estimates of future claim payments are essential for accurately measuring Progressive’s underwriting profit and for determining whether pricing changes are needed to achieve the Company’s underwriting target. Reserve estimates that are too low can lead to the conclusion that pricing is adequate when it is not, and additionally, we may experience unprofitable growth. Reserve estimates that are too high may lead to inflated prices, potentially limiting our ability to attract and retain customers.

Our product-focused business units continue to seek ways to advance the science of rate-making to achieve accurate cost-based pricing at the most detailed level our data will support. This allows us to more accurately match our rates with expected loss costs by risk classification.

The role of the pricing function is to determine rates that are adequate to achieve our profitability goals without being excessive or unfairly discriminatory to consumers. Although the pricing function is very different from the loss reserving function, the data used is consistent between the functions. Typical information that the Loss Reserving group shares with the Pricing group includes:

—	Overall changes in the level of reserves by type of reserve (see Section III)
—	History of claim development and selected ultimate losses by accident period
—	Changes in selected ultimate loss amounts over time
—	Selected severity by historical accident period and resulting trends
—	Selected frequency by historical accident period and resulting trends
—	Changes in actuarially determined case average reserves by age (see Section III)
—	Changes in the level of average adjuster case reserve estimates (see Section III)
—	Changes in claim closure rates
—	Changes in the closed without payment (CWP) rate

Judgments made by both the loss reserving and pricing areas consider additional information. Growth and process changes may cause claims to settle faster or slower than previous experience. Changes in regulatory requirements made by state insurance departments, in the mix of business, and in the underwriting process may also contribute to unexpected changes in the data.

We use a cost-plus strategy in pricing, beginning with the projected ultimate losses and LAE. The Pricing group estimates the ultimate losses and LAE for each coverage for the state under review. Their projection methods are similar to those used by the Loss Reserving group, as described in Section IV.

Trend selections have a significant impact on how much the rates will change. Changes in the average cost of a claim (severity trend), in the proportion of insured cars that have a claim (frequency trend), and in average premium adjusted for current rate levels (premium trend) are analyzed and selected.

The Loss Reserving group meets regularly with the Product Management group, Pricing group and Claims area to discuss these issues.

Loss Reserve Uncertainty and Capital Planning

With recommended regulatory changes and other developments (Solvency II & Own Risk Solvency Assessment or ORSA), companies that are currently or anticipate taking advantage of Loss Reserve Disclosures are likely to benefit in many ways. Disclosure regarding an insurer’s practice of setting loss reserves, generally an insurer’s largest balance sheet liability, helps explain business decisions to investors, rating agencies and other interested parties such as regulators, employees and other stakeholders in the firm. Disclosures such as this 2014 Report on Loss Reserving Policies, which we file with the SEC on Form 8-K, allow management to explain its thoughts and practices in setting reserves, the methods used to model reserves and the varying degree of results that are produced by various reserving methods.

Actuarial estimates of future loss payments resulting from accidents that have already occurred are imprecise by their nature. The amount that will actually be paid is uncertain for many reasons and may deviate, sometimes substantially, from the estimated liability. Because loss reserves are inherently imprecise, insurers are faced with the real risk that they will pay out differently than they have estimated. It is for this reason that Progressive’s Risk Management area built a loss reserve estimation risk model which measures the magnitude of that potential difference between what we forecast to happen and actual loss payments made. We use the results of this model in conjunction with other risk models to determine the amount of Economic Capital held for the consolidated entity.

Economic Capital can be defined as the amount of capital that a business needs to ensure that it remains solvent. Economic capital is a measure of risk, not of actual capital available to the business. As such, it is distinct from familiar accounting and regulatory capital measures. Economic capital is based on a probabilistic assessment of potential future losses and is therefore a more forward-looking measure of capital adequacy than traditional accounting measures. Progressive calculates economic capital internally as the estimated total capital we need to withstand potential losses from all sources of risk at a determined confidence level. The confidence level, which is established by management, can be viewed as the risk of insolvency during a defined time period and is consistent for all risks measured. The measurement process involves assigning to each given risk an amount of capital that would be required to respond to or alleviate the risk. Because loss reserves typically represent an insurer’s (including Progressive’s) largest balance sheet liability, the inherent uncertainty of loss reserve estimation (i.e. loss reserve uncertainty) represents a significant portion of potential loss in an insured’s calculation of economic capital. In addition, volatility in losses results in volatility in estimated loss reserves, which in turn increases the amount of economic capital required for capital planning purposes.

Loss reserve uncertainty arises for a variety of reasons. Therefore, no single method of estimating loss reserve uncertainty is appropriate under all circumstances. For example, unanticipated spikes in medical inflation will result in actual loss payments that exceed our estimates (an unanticipated increase in reserve need). Moreover, changes in claims handling procedures may allow us to settle claims more quickly and efficiently than previously thought, with the result of lower actual adjusting expenses than our estimates (an unanticipated decrease in reserve need). Even different types of hurricanes must be reviewed independently as reserve development from one hurricane can be very different from another. See the exhibit below.

We see in the above graph that different hurricanes and tropical storms created very different claim reporting patterns within the first seven to ten days. Wilma, a “typical” hurricane, hit urban areas which caused flooding, but the flood waters retreated fairly quickly allowing policyholders to return home and report damages within a reasonable period of time. Frances, a storm with a large eye that struck during Labor Day weekend, caused significant flooding and delayed reporting patterns. Super-storm Sandy on the other hand, the second costliest hurricane in US history (estimated at $75B USD) with a diameter on record of 1,100 miles, allowed policyholders’ early re-entry into the affected area. Losses were reported quickly, resulting in prompt claim settlements. As you can see in the graph above, by day 15, nearly all of the “Sandy” claims were reported allowing for improved reserve accuracy and less dependency on estimates for incurred but not reported (IBNR) claims.

Modeling loss reserve uncertainty works by using historical loss payment data to statistically estimate the relationship between loss payments made in the first development year of each accident year and payments in each subsequent development year. Although these statistical relationships are accurate on average, actual loss payments do vary as discussed above. The risk management model measures the magnitude (standard deviation) of these variations as a percentage of the estimated needed reserve and applies this estimate to expected future loss payments.

We currently estimate loss reserve uncertainty separately from loss adjustment expense reserve uncertainty because economics, process, pricing and other changes can and will affect loss adjustment reserves differently from loss reserves. Unanticipated fluctuations can occur for many reasons some of which include:

—	History of claim development and selected ultimate losses by accident period
—	Changes in claim closure rates
—	Selected severity by accident period and resulting trends
—	Selected frequency by accident period and resulting trends
—	Unanticipated spike in medical inflation
—	Changes in the rate of claims closed without payment (CWP rate)
—	Acute change (increase/decrease) in driving behaviors of our policyholders
—	Economic factors such as inflation/deflation
—	Unanticipated changes in the costs of repairing vehicles

The loss reserve estimation risk model results are combined with other stochastic risk models such as investment portfolio returns, operating risk and other financial risks to determine the total economic capital required at various confidence levels.

Section II – About Reserves and Development

Definition and Stated Goals

Reserves are liabilities established on our Generally Accepted Accounting Principles (GAAP) balance sheet as of a specific accounting date. They are also estimates of the unpaid portion of what we ultimately expect to pay out on claims for insured events that occurred prior to the end of any given accounting period, whether or not those claims have been recorded by Progressive. These estimates are reported net of the anticipated amounts recoverable from salvage and subrogation. Loss reserves are our best estimate of future payments to claimants, and LAE reserves are the estimated future expense payments related to claims settlement. The types of reserves are explained further in Section III.

We estimate the needed reserves based on facts and circumstances known at the time the loss and LAE costs are evaluated. There is inherent uncertainty in the process of establishing property and casualty loss and LAE reserves caused in part by changes in the Company’s mix of business (by state, policy limit or deductible, etc.), changes in claims staffing and processes, inflation on vehicle repair costs and medical costs, changes in state legal and regulatory environments, and unexpected judicial decisions regarding lawsuits, changes in theories of liability, and interpretation of insurance policy provisions, among other reasons.

Progressive’s goal is to ensure that total reserves are adequate to cover all loss and LAE costs while sustaining minimal variation from the time reserves are initially established until losses have fully developed.

The Corporate Actuary is accountable for the adequacy and accuracy of the reserves. The Loss Reserving group reports to the Corporate Actuary and is part of the Corporate Finance department. Personal Auto, Commercial Lines, and Special Lines have their own Product Management and Pricing groups. The Loss Reserving group works closely with Product Management, Pricing, and Claims to fully understand the underlying data used in our reviews. The Corporate Actuary uses this information to make reserving decisions independent of these business groups.

In order to make the most accurate estimate, we divide our book of business into smaller groups of data known as segments. A segment is generally defined as a state, product, and coverage grouping with reasonably similar loss characteristics. Reserve estimation and segmentation are further explained in Section IV. Our analysis of reserves is described in greater detail in the Appendix, which presents sample reserve reviews for loss and LAE segments. The Appendix includes a discussion of the issues we consider during the analysis as well as the calculations involved.

Calendar Year versus Accident Year

Financial statements report data on a calendar year basis. However, payments and reserve changes may be made on accidents that occurred in prior years, thus not giving an accurate picture of the business that is currently insured. Therefore, it is important to understand the difference between calendar year and accident year losses.

Calendar Period Losses consist of payments and reserve changes that are recorded on the Company’s financial records during the period in question, without regard to the period in which the accident occurred. Calendar period results do not change after the end of the period, even as new claim information develops.

Accident Period Losses consist of payments and reserves for losses that occurred in a particular period (i.e., the accident period). Accident period results will change over time as the estimates of losses change due to payments and reserve changes for all accidents that occurred during that period.

Paid Development Patterns

Incurred losses consist of payments and reserve changes, so it is important to understand paid development patterns. The longer a claim is expected to stay open (not settled), the more difficult it is to establish an accurate reserve at the time the accident is reported. Since injury claims tend to take longer to settle than property claims, total reserve estimates for injury claims are more sensitive to the uncertainties mentioned above, such as changes in mix of business, inflation, and legal, regulatory or judicial issues. As more information is obtained about open claims, the reserves are revised accordingly. The ultimate amounts, however, are not known until the claims are settled and paid.

The following chart compares the time it takes to settle a typical segment of Bodily Injury liability claims versus a typical segment of Property Damage liability claims. Each annual development point represents the cumulative percent of paid dollars for accidents that occur in the first year.

Reserve Development

The ultimate paid losses (i.e., our projection of fully-developed paid losses) and ultimate LAE may deviate, perhaps substantially, from point-in-time estimates of reserves contained in our financial statements. The actual claims payments in subsequent calendar years may exceed or may be less than the year-end carried loss reserves causing losses incurred in subsequent calendar years to be higher or lower than anticipated. Changes in the estimated ultimate cost of claims are referred to as development.

There are several ways for reserve development to occur:

—	Claims settle for more or less than the established reserves for those claims.
—	Adjuster reserve estimates on open (reported) claims change
—	Average reserves set by Loss Reserving for open (reported) claims change
—	Unrecorded claims emerge (i.e., they are recorded after the accounting date) at a rate greater or less than anticipated. This can be due to either or both of the following:

o      The actual number (frequency) of “late reported” claims differs from the estimate

o      The average amount (severity) of these claims differs from the estimate

—	Loss Reserving’s estimates of future emergence patterns on unreported claims change
—	Salvage and subrogation recoveries are greater or less than anticipated
—	Changes in earned premium affect carried IBNR (incurred but not recorded) reserves which are calculated as a percentage of earned premium

Exhibit 2 illustrates Progressive’s reserve development over the past ten years. It shows the booked reserves at each year-end, and the re-estimated needed reserves at each subsequent year-end (down the column for each original accounting date). The last diagonal (in red) in Exhibit 2 represents our evaluation, as of December 31, 2013, of the needed reserves as of each respective year-end. The difference between the current evaluation (last diagonal) and the original amount of booked reserves in each column represents cumulative reserve development for that accident year and all prior accident years combined. This measures our performance against the goal, stated above, that total reserves are intended to be adequate and to develop with minimal variation.

Exhibit 2
Analysis of Loss and Loss Adjustment Expense (LAE) Development (in millions) (unaudited)
For years ending Dec. 31,	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013

Net Loss & LAE reserves	$4,346.4	$4,948.5	$5,313.1	$5,363.6	$5,655.2	$5,932.9	$6,123.6	$6,366.9	$6,460.1	$6,976.3	$7,433.8
Re-estimated reserves, as of
One year later	$4,237.3	$4,592.6	$5,066.2	$5,443.9	$5,688.4	$5,796.9	$5,803.2	$6,124.9	$6,482.1	$7,021.4
Two years later	$4,103.3	$4,485.2	$5,130.5	$5,469.8	$5,593.8	$5,702.1	$5,647.7	$6,074.4	$6,519.6
Three years later	$4,048.0	$4,501.6	$5,093.6	$5,381.9	$5,508.0	$5,573.8	$5,575.0	$6,075.9
Four years later	$4,070.0	$4,471.0	$5,046.7	$5,336.5	$5,442.1	$5,538.5	$5,564.6
Five years later	$4,073.7	$4,475.5	$5,054.6	$5,342.8	$5,452.8	$5,580.0
Six years later	$4,072.4	$4,486.4	$5,060.8	$5,352.8	$5,475.6
Seven years later	$4,080.5	$4,486.3	$5,070.2	$5,369.7
Eight years later	$4,077.8	$4,493.3	$5,081.7
Nine years later	$4,082.7	$4,497.5
Ten years later	$4,086.1

Cumulative Development: favorable/(unfavorable)	$260.3	$451.0	$231.4	($6.1)	$179.6	$352.9	$559.0	$291.0	($59.5)	($45.1)

% of Original Reserves	6.0%	9.1%	4.4%	-0.1%	3.2%	5.9%	9.1%	4.6%	-0.9%	-0.6%

The reserves set as of December 31, 2012 appeared to be deficient as of year-end 2013, since reserves developed unfavorably over the course of 2013. In other words, as of year-end 2013, we estimate that claims will cost more than we projected at year-end 2012. Recall that excessively adequate or deficient reserves can, respectively, limit competitive opportunities or cause unprofitable growth. It is important to recognize both favorable and unfavorable development as quickly as possible, so that these inefficiencies are corrected and our financial results are presented as accurately as possible.

As seen in Exhibit 2, we have developed favorably year-to-date for most year-end evaluations except 2006, 2011, and 2012. We experienced very favorable cumulative development for 2003, 2004, 2008, and 2009. In these years, reserves developed favorably by more than 5% of the originally-reserved amount. In contrast, the cumulative reserve development for 2005, 2007, and 2010 was favorable, but much more modest in magnitude. For these years, reserves have run-off between 3.2% and 4.6% of the originally-held amount. Reserves for 2006, 2011, and 2012 experienced very modest unfavorable development. Exhibit 2 quantifies the amount of unfavorable development in 2013 at the bottom of the 2012 column. Reserves from accident years 2012 and prior developed unfavorably by $45.1 million, representing 0.6% of the originally held reserves or 0.3% of our 2013 earned premium ($17.1 billion, found on page 10).

We make many projections in loss reserve analyses that may change as the claims mature. The least mature claims are those that occurred during the most recent accident year, so the Company believes that the estimated severity for the 2013 accident year is the projection with the highest likelihood to change. For further discussion of the 2013 results and how they are affected by loss and LAE reserves, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2013 Annual Report to Shareholders, which is attached as an appendix to the Company’s 2014 Proxy Statement.

Reserve development influences our reported earnings. Reported earnings for any period may be understated (relative to accidents that occur in that period) when either or both of the following items occur:

—	There is unfavorable development of prior accident years during the current period

—	Reserves for accidents that occur in the current period are overestimated (i.e., subsequent evaluation shows a lower estimate of ultimate incurred losses)

On the other hand, reported earnings for any period may be overstated when the opposite of these items occurs.

Exhibit 3 shows how reported Earnings Per Share (EPS) are affected by the reserve development in Exhibit 2. It shows the reported EPS for specified fiscal years and what the EPS would have been if the Company had had no reserve development, i.e., if the specific year’s earnings were based on only that year’s accidents. Each specific year’s adjusted EPS excludes prior accident years’ development during the specific year and includes future development of the current accident year, estimated as of year-end 2013. For example, it can be seen in Exhibits 2 and 3 that in calendar year 2013 reserves developed unfavorably. Note that the negative EPS in 2008 was driven by losses in the investment portfolio.

External Reporting of Reserve Changes and Reserve Development

Since reserve changes affect calendar period earnings, our monthly earnings release shows actuarial reserve changes by Personal Lines (Agency and Direct), Commercial Lines and Other. We also report reserve development monthly, in addition to the quarterly and annual reporting requirements. This information for the current month and year-to-date is included in the “Supplemental Information” section of our monthly earnings release. The following excerpt is from our December 2013 earnings release and is unaudited:

December 2013 Year-to-Date	Companywide Total
($ in millions)
Net Premiums Earned	$17,103.4
Actuarial Adjustments
Reserve Decrease/(Increase)
Prior accident years	$62.4
Current accident year	22.0
Calendar year actuarial adjustment	$84.4
Prior Accident Years Development
Favorable/(Unfavorable)
Actuarial adjustment	$62.4
All other development	(107.5)
Total development	$(45.1)
Calendar year loss/LAE Ratio	73.0
Accident year loss/LAE Ratio	72.7

The table shows that we decreased our loss and LAE reserves during 2013 by $84.4 million as a result of regularly scheduled actuarial reviews. Each month, we generally complete between 60 and 90 reviews, representing about 25% of our total amount of reserves. Some reviews result in needed changes to the carried reserves. The total change is reported as Actuarial Adjustments in the table. A reserve decrease is shown as a positive value on the earnings report because it increases our earnings for the reporting period.

Actuarial adjustments decreased reserves for accident year 2013 by $22.0 million, while reserves for claims in prior accident years were decreased by $62.4 million. However, this actuarial reserve decrease, which applies to claims in prior accident years, represents only one portion of the prior year development.

As stated earlier in this section, favorable or unfavorable development is due to a combination of factors. The favorable actuarial adjustment of $62.4 million includes changes to averages on open claims and the estimated emergence of claims that were unreported as of prior year-end. The all other unfavorable development of $107.5 million includes claims settling for amounts different from the established reserves, changes to adjuster reserve, actual emergence of claims that was different than the expected emergence included in IBNR reserves, and salvage and subrogation recoveries greater or less than expected.

The total prior accident years’ development listed above ties back to the cumulative development listed in Exhibit 2. Through December 31, 2013, including actuarial adjustments and all other development, the total prior accident years’ development was unfavorable by $45.1 million. In other words, with updated information as of December 31, 2013, we estimated that our reserves as of December 31, 2012, should have been $45.1 million higher than they were.

The $45.1 million unfavorable prior accident years’ development during 2013 is included in our calendar results for 2013. As a result, our 2013 calendar year incurred loss and LAE ratio of 73.0% is higher than our 2013 accident year incurred loss and LAE ratio of 72.7%. The difference of 0.3 points reflects the $45.1 million unfavorable development through December 31, 2013 divided by the net earned premium of $17.1 billion for the same period.

Reserve changes made as a result of actuarial reviews are intended to keep our current reserve liability accurate for the business reviewed. We change the reserves for the reviewed business based upon current information and our projections of expected future development. This is not the same as the aggregate development of prior year-end reserves.

Internal Reporting of Reserve Changes and Reserve Development

After completing each segment review, Loss Reserving analysts send summaries of the reviews to all affected areas of the Company. Loss Reserving meets with Product Management, Pricing, and Claims to discuss the current change, development, trend, and other issues that were considered in reserve analysis and exchange information that may be considered in future reviews. The participation of these business units allows Loss Reserving to better understand changes in processes and business operations that may be affecting the underlying data.

To help Product Management understand the case reserve changes shown on their income statements, we provide a monthly Decomposition Report that summarizes the changes in the following categories (terms are explained in Sections III and VI):

—	features that closed
—	features that opened (including reopened features)
—	changes in reserve averages on new features (due to loss reserving)
—	changes in reserve averages on open features (due to loss reserving)
—	inflationary impact on open features (inflation factor applied to average reserves)

—	aging of open features (features moving to the next age grouping)
—	changes from adjuster reserve to average reserve (reserve amount changes from above threshold to below threshold)
—	changes from average reserve to adjuster reserve (reserve amount changes from below threshold to above threshold)
—	changes in adjuster reserves (reserve amount changes, but stays above threshold)
—	changes due to re-segmentation of data

The business units are also provided with updated information regarding the impact of prior accident years’ development on their current calendar year results. We track the reserve development on prior accident years, which allow us to retrospectively test our prior assumptions and apply that knowledge in future judgments. It also helps the Product Managers better understand how their earnings are affected by reserve development.

Section III – Types of Reserves

Reserves are considered a liability on our GAAP balance sheet. At the end of 2013, we reported a $8.5 billion reserve liability ($7.4 billion net of reinsurance recoverables on unpaid claims) on our GAAP balance sheet. We separate reserves into two categories: loss and LAE. While each of these two reserve categories is reported in the aggregate on the GAAP balance sheet, when we analyze the loss reserves, we further break them into two distinct types: case and IBNR. There are two categories of LAE: Defense and Cost Containment (DCC) and Adjusting and all Other (A&O) expenses. In this section, we discuss these reserve types and how we evaluate them to achieve a total reserve balance as accurate as possible.

Exhibit 4 illustrates the types of reserves as a percent of our total reserve liability as of December 31, 2013. In 2013, 85.2% of our reserve liability (Loss case + Loss IBNR) was set aside to pay claimants, while 14.8% of our reserve liability (Total DCC + Total A&O) was established to accommodate costs associated with settling those claims. These costs are described in more detail later in this section.

Loss Reserves

We evaluate our total indicated loss reserve need by sorting and analyzing claims by accident date. This analysis, discussed in detail in Section VII of the Appendix, is completed concurrently with the evaluations of case and IBNR reserves for the same segmentation of business.

Case Reserves

Loss case reserves represented 68.8% of our total carried reserves at December 31, 2013. Case reserves are estimates of amounts required to pay claims that have already been reported and recorded into Progressive’s systems, but have not yet been fully paid. We evaluate our indicated case reserve need, as discussed in Section VII of the Appendix, by sorting and analyzing claims by record date (the date the claim was recorded by the Company).

For each open claim, the Company carries a financial case reserve on its books. The financial case reserve is either an average reserve determined by the Loss Reserving group or the adjuster reserve which is our adjuster’s estimate of the remaining cost for the claim.

Average Reserves: Our objective is to use an average reserve for claims which we feel have a more predictable level of severity. We have determined a dollar threshold (which may vary by product, state, line coverage, and limit) under which a claim’s severity is sufficiently predictable to receive an average from Loss Reserving.

These claims are assigned the average reserve regardless of the adjuster reserve. When a claim is first recorded by the Company, there may not be enough known about the claim for an adjuster to determine its cost. The use of average reserves allows claims personnel to concentrate their efforts on adjusting claims rather than accounting for them. Also, average reserves are not as affected by changes in claims processes, and they provide more accurate financial reporting in aggregate.

Loss Reserving determines the average reserves, which vary by segment. In the months that a segment is not reviewed, an inflation factor is applied to the average reserves to keep up with changing costs between reviews. The inflation factor is generally based upon our projected severity trend from the segment’s most recent actuarial analysis.

Once an average reserve is assigned to a claim, we monitor the age of a claim. The age of a claim is defined as the length of time from the accident date to the current accounting date. More severe Bodily Injury claims tend to remain open longer than less severe claims and tend to be more expensive due to litigation, medical treatments, etc. In order to recognize this cost differential, the average reserve increases as the claim ages. However, the averages for Physical Damage claims currently are not increased for age since they tend to settle more quickly and the length of time since the accident normally does not impact their severity.

Adjuster Reserves: Our claims adjusters often will estimate the ultimate loss on a claim. We call this estimate the adjuster reserve. In cases where our adjuster sets a reserve equal to or above the threshold, the adjuster reserve will be used to determine the financial case reserve rather than the average reserve.

Severities may vary significantly on claims above the threshold. The adjuster reserves more accurately estimate the ultimate liability for these claims because the adjusters have typically spent a great deal of time on these larger claims and understand their unique characteristics. While only about 14% of our total open claim count for Personal Auto Bodily Injury is set at or above the current threshold, these claims represent about 35% of our total Personal Auto Bodily Injury case reserve liability as of year-end 2013. For Commercial Auto Bodily Injury, only 4% of our total open claim count is set at or above the threshold, accounting for about 32% of our total Commercial Auto Bodily Injury case reserve liability.

Example: Exhibit 5 and 6 illustrate the life of a hypothetical Personal Auto Bodily Injury claim. When the claim was originally recorded, we assigned the actuarially determined average reserve of $5,829. As the claim aged from the time it was reported in February through the end of October, the average reserve changed due to the application of the inflation factor, results of actuarial reserve reviews, and aging. Over this same period of time, the adjuster increased the reserve estimate (red line) multiple times as more information was obtained about the claim. When the adjuster’s estimate exceeded the sample threshold of $25,000, the financial reserve changed from an average reserve to an adjuster reserve.

Exhibit 5

Example of Loss Case Reserving Over the Life of a Personal Auto Bodily Injury Claim

Policy Limits = $30,000/$60,000

Threshold = $25,000

State XYZ

Inflation Factor = 6% per year

(Excludes Loss Adjustment Expenses)

Month End Date	Claim Activity	Age in Months*	Adjuster Estimate	Carried Reserve	Amount Paid	Explanation for Reserve Change
Jan-12	Accident occurs	1	-	IBNR	-	Aggregate amount based on factor of EP for segment
Feb-12	Claim is reported	2	-	5,829	-	Average reserve for 1-2 month age group from actuarial review
Mar-12	Adjuster sets estimate	3	5,000	7,121	-	Aging to 3-4 month age group and inflation
Apr-12		4	5,000	7,157	-	Inflation
May-12	Adjuster revises estimate	5	10,000	8,391	-	Actuarial review and aging to 5-6 month age group
Jun-12		6	10,000	8,432	-	Inflation
Jul-12		7	10,000	9,789	-	Aging to 7-12 month age group and inflation
Aug-12	Adjuster revises estimate	8	15,000	10,250	-	Actuarial review revised averages
Sep-12		9	15,000	10,300	-	Inflation
Oct-12	Adjuster revises estimate	10	20,000	10,350	-	Inflation
Nov-12	Adjuster revises estimate	11	26,000	26,000	-	Adjuster estimate pierces threshold, so claim takes adjuster reserve
Dec-12		12	26,000	26,000	-
Jan-13		13	26,000	26,000	-
Feb-13		14	26,000	26,000	-
Mar-13	Adjuster revises estimate	15	26,725	26,725	-	Still above threshold, so we continue to take adjuster reserve
Apr-13		16	26,725	26,725	-
May-13		17	26,725	26,725	-
Jun-13		18	26,725	26,725	-
Jul-13	Claim is paid and closed	19	28,000	0	28,000	Carried reserve goes to zero as claim is closed with payment

Note: Age in Months =	Number of Days since the Date of Loss 30 Days	rounded up to the nearest integer

Incurred But Not Recorded (IBNR) Reserves

We establish a reserve for claims that have occurred, but have not been reported by the claimants or recorded by the Company as of the accounting date. Incurred But Not Recorded (IBNR) Reserves are estimates of the amounts needed to pay these claims. At year-end 2013, the loss IBNR reserves were 16.4% of our total carried reserves.

The IBNR reserve need is evaluated by the same segmentation process used for case reserves. We perform this analysis by sorting historical claims according to the time lag between the accident dates and the dates that these claims were recorded by the Company. The case study in Section VII of the Appendix shows a detailed IBNR reserve analysis.

Late reported claims are evaluated to determine the estimated ultimate losses for each accident quarter within each lag period. For example, Lag month 1 consists of claims for which the accidents occurred during one month but were not recorded until the next calendar month. Similarly, Lag month 2 consists of all claims for which the accidents occurred during one month but were recorded by the Company two months later. Lag month 0 claims were recorded in the same month they occurred.

Exhibit 7 below shows our approximate percent of recorded features for Personal Auto Bodily Injury by record month lag. This exhibit shows 73.6% of our Auto BI features are reported and recorded in our systems by the end of the month in which they occurred. However, 26.4% of the features had not been recorded by the end of the accident month. Therefore, we need to estimate IBNR reserves for these claims.

The reserve analysis develops estimated IBNR factors based on the needed reserves by age divided by the earned premium for each age group. The carried IBNR reserves are calculated at the end of each month (by segment) by applying these IBNR factors to trailing periods of earned premium for the past three to four years. In almost all cases the largest IBNR factors are applied to the premium in the most recent accident quarters because of their greater IBNR reserve need.

The IBNR reserves change with our premium volume, allowing these reserves to keep up with growth, inflation, business mix, etc.

Loss Adjustment Expense (LAE) Reserves

In addition to loss payments (which indemnify claimants), the Company incurs expenses in the process of settling claims. Therefore, we need to establish a reserve liability to cover estimated LAE to be paid as loss reserves develop to closure. The two categories of LAE are DCC and A&O, which are defined4 as follows:

Defense and Cost Containment (DCC) includes all defense, litigation and medical cost containment expenses, including in-house counsel. We evaluate the total indicated DCC expense reserve need by sorting and analyzing these expenses by accident date, similar to how we review the needed loss reserves. In addition to being analyzed in total, the DCC expenses are split into Attorney & Legal and Medical & Other components which are analyzed separately.

Adjusting & all Other Expense (A&O) includes all other claims adjusting expenses, whether internal or external to the Company. A&O consists of fees, salaries and overhead expenses of those employees involved in a claim adjusting function, as well as other related expenses incurred in determination of coverage. We evaluate our total indicated A&O reserve need by comparing the ratios of A&O payments with loss payments over the past several calendar quarters. Data is analyzed by calendar quarter as we feel the activity and cost in adjusting claims in the future will be consistent with the more recent past calendar period activities regardless of the accident date of the loss. The selected ratios are applied to the loss reserves and then modified to derive indicated A&O expense reserves.

At year-end 2013, the LAE reserves were 14.8% of our total carried reserves. Similar to loss reserves, we carry case reserves for DCC and A&O expenses by applying selected averages to each open feature. For DCC, we carry the adjuster reserve if it exceeds a certain threshold, which occurs less frequently than for loss. Similar to loss IBNR reserves, carried DCC IBNR and A&O IBNR are calculated as a percentage of the trailing earned premium for each respective segment.

Analysis of needed DCC and A&O expense reserves are performed independently. For each state, we review Personal Auto DCC Bodily Injury reserves and all A&O reserves by line coverage at least once per year. For Commercial Auto the reviews are completed on a more aggregated basis. Section VIII of the Appendix contains a case study of our LAE reserve analysis.

Involuntary Market Operating Loss Reserves

Progressive is required by the laws of most states to participate in involuntary market plans. Below we discuss the two major types of involuntary market plans in which we participate.

Private Passenger Assigned Risk Plans: State insurance regulations require us to participate in various assigned risk plans. Applicants who cannot obtain insurance in the voluntary market are assigned proportionately by the volume of written exposures or vehicles among the insurers licensed in that state. History indicates an operating loss is to be expected on these assignments. Participation requirements in assigned risk plans differ from state to state. Reserves are established for these expected operating losses based on our current written exposures. Since the plans assign business in policy years two years in the future on our current writings, we carry the reserves until we are actually assigned the risks.

[4]	The definitions are consistent with that prescribed by the NAIC under the Statutory Accounting Regulations

The carried reserves for assigned risk plans comprised less than one-tenth of one percent of our total net carried reserves at year-end 2013. However, since this is a unique type of exposure, we evaluate it separately.

The process of determining the assigned risk reserve for a state is as follows:

—	Determine Progressive’s estimated portion of the assigned risk pool by multiplying our projected market share by the estimated future size of the assigned risk pool in that state
—	Reduce this by any credits a state may allow such as voluntarily writing risks that generally populate the plans in a higher portion than in the general market
—	Estimate the operating loss that we expect to incur from this business
—	Factor in the impact when excess credits are sold to competitors along with charges from Limited Assigned Distribution (LAD) carriers when such agreements are in force

Commercial Auto Insurance Procedure (CAIP): In most states, Progressive is also required to share in the operating results of the involuntary CAIP plan. Due to the more complex nature of commercial business, these plans do not assign policies to specific insurance companies. Instead, a small number of carriers (including Progressive) service the business, but generally do not bear underwriting risk. The servicing carriers transfer the insurance risk, or cede 100% of the business, to the state pools. These pools then retrocede the loss experience of the plan to all companies in proportion to their respective shares of the commercial automobile voluntary market for the respective state.

Other Considerations to Reserves

Salvage and Subrogation

GAAP requires loss reserves to be stated net of anticipated salvage and subrogation recoveries. Statutory Accounting Principles (SAP), which are mandated by state insurance departments or regulators, allow reserves to be reduced by the expected recovery amounts but do not require it. We report our SAP loss reserves net of anticipated salvage and subrogation recoveries.

Salvage: Progressive generally assumes the title to a vehicle when it is declared a total loss. We may then sell the vehicle to a salvage dealer and these proceeds net of expenses are referred to as salvage recovery. Salvage is most relevant in analyzing the needed reserves for Collision claims.

Subrogation: When a Progressive policyholder is involved in an accident in which the other party is at fault or partially at fault, he or she may submit the claim to us. When we pay that claim, we obtain our policyholder’s right to recover damages from the at-fault party or the at-fault party’s insurance company. Subrogation is most relevant for Collision claims (damage to our insureds’ vehicles) and Personal Injury Protection (PIP) claims.

As we collect salvage or subrogation from third parties, it reduces our net paid and incurred loss amount for that claim. We analyze our claims data net of these recoveries, so that our estimated ultimate loss amounts are net of anticipated salvage and subrogation. Since most of our recoveries are realized after claims have been closed, we may carry negative IBNR reserves on the Company’s books for anticipated future recoverable salvage and subrogation.

Catastrophes

The United States does not allow insurance companies to set up reserves for catastrophes ahead of time due to accounting and tax principles. An event/storm is declared a catastrophe by an external agency if the industry wide total insured losses will amount to more than $25 million. The type of loss will vary depending on the type of storm, for example losses from a hurricane will be different than losses from a hail storm or a forest fire.

Progressive predicts its total losses for a catastrophe by looking at data from prior storms. Specifically, we will look at prior storms’ development factors, frequency and severity. If a catastrophe occurs too close to the end of the month, there is less time for claims to be reported, therefore we may put up IBNR reserves to cover the additional amount we think we will need for the total amount of losses. We also know that we will receive some amount of salvage and we factor this into the projection for total losses.

Section IV – Estimating Loss Reserves

During a reserve review we generally estimate the ultimate loss amounts for the past seven accident years using up to six different projections (discussed in more detail below). We may use additional techniques if there are wide variations between the six projections or if underlying process changes make those projections less reliable. To estimate the required reserve balance (i.e., unpaid losses) for the segment, we subtract the payments we have already made on claims that occurred during that same period. We change the reserve level for that segment based upon this review.

In this section, we discuss segmentation and describe the projections we consider in the review. The Appendix contains case studies that show more details involved in the segment reviews, including the calculations and the issues involved. However, the application of judgment is a key component of our reserve analysis and decisions on the needed reserve changes. This is especially true in a dynamic environment such as those we have experienced at Progressive, in which changes in mix of business (e.g., by policy limit and geographic area) can be significant.

Segmentation of Reserves for Analysis

Segments are identified to allow us to review reserve needs at the most detailed level our data supports, and provide us with the ability to identify and measure variances and trends in severity and frequency. They also allow us to identify process changes within states/regions, which helps us to understand changes within the underlying data and to reflect them in the reviews. Each segment is generally required to have enough data to deliver reliable (credible) results. Our objective is to achieve adequacy in the reserve levels with minimal variation for each segment. This enhances the accuracy of our financial reporting, supports the income statements of our business units, and allows us to make better business decisions.

The projection of frequency for the lines of business we write is usually stable even though actual frequency experienced will tend to vary depending on external factors, such as a change in the mix of classes of drivers we insure or economic pressures like the price of gas. The severity experienced by the Company is more difficult to estimate, and it is affected by changes in underlying costs, such as medical costs, jury verdicts, etc. In addition, severity will vary relative to the change in the Company’s mix of business by policy limit or deductible.

Internal and external considerations are better understood at the state level than at a more macro countrywide level. Internal considerations that are process-related may result from changes in the claims organization’s activities, including claim closure rates, the number of claims that are closed without payment, and the level of estimated needed case reserves by claim. External considerations include the litigation environment, regulatory and legislative actions, state-by-state changes in medical costs, and the availability of services to resolve claims.

Due to our volume, we review each state separately for Personal Auto Bodily Injury loss reserves. Even though a few of these states may be considered too small to have fully credible data, we feel there is value in studying and interpreting each individual state’s trends and development. Some states are so large that we can segment the data into regions within the state. Exhibit 8 is a map showing how we currently segment our loss reserve reviews for Personal Auto Bodily Injury.

For some coverages, where the underlying data is not large enough to be credible, we may combine states with similar loss characteristics and review them together. We continually look at ways to further segment our reviews to add value to our process. Examples include enhanced accuracy and information provided to our Product Management and Pricing groups.

With respect to Personal Auto Bodily Injury and Uninsured Motorist coverage, we split loss data into groups based on policy limits and analyze the data. It is valuable to analyze these groups of segments, as they tend to have different severity, frequency and loss development patterns. We also split the data by policy limit for our Commercial Auto Bodily Injury analyses (Specialty truck analyzed separately from Business Auto). Each identified segment is reviewed annually, semiannually, or quarterly depending on the size, the volatility, and other unique aspects of the individual segment. As the need to further analyze expenses at a finer breakout by limit presents itself, we have structured these more in-depth reviews.

LAE reserves are analyzed at a level of segmentation using many of the same considerations as loss reserves. Since the volume of LAE reserves is much less than that of loss reserves, we combine some of the states for Auto DCC reviews for coverages other than Bodily Injury. This produces more credible results. A&O is reviewed by state for all Auto line coverages. As mentioned earlier, all LAE segments are evaluated at least once per year, generally twice. Commercial Auto is also broken out similar to Auto for LAE, but not to the same level of detail geographically.

Projections of Ultimate Losses

Our standard procedures are to review the results of the different projections in order to determine if a reserve change is required. Three of the six available projections use paid data and the other three projections use incurred data (payments plus case reserves). There are strengths and weaknesses to each of the projections. In the event of a wide variation between results generated by the different projections, we further analyze the data using additional techniques.

The six available standard projections we use to estimate ultimate losses are:

1.	Amount Paid, in which we organize the total loss dollars paid by accident period and age of development into a triangular format (refer to Exhibit B of the Appendix) and project them to estimated ultimate amounts. We base our selections of future expected loss development largely on the historical development of prior periods.

2.	Average Paid, in which we organize the paid severity (average amount paid per feature) by accident period and age of development into a triangular format and project the severities to estimated ultimate levels. Ultimate loss amounts are then calculated as the ultimate severities multiplied by the estimated ultimate number of features to be paid.

3.	Bornhuetter-Ferguson Paid, which uses the paid loss development pattern to determine the percent unpaid. We apply the percent unpaid to the expected ultimate loss amount to arrive at the expected unpaid amount, which is added to actual losses paid-to-date.

4.	Amount Incurred, in which we organize the total loss dollars incurred by accident period and age of development into a triangular format and project them to estimated ultimate amounts. We base our future expected loss development largely on the historical development of prior periods.

5.	Average Incurred, in which we organize the incurred severity (average amount incurred per feature) by accident period and age of development into a triangular format and project the severities to estimated ultimate levels. Ultimate loss amounts are then calculated as the ultimate severities multiplied by the estimated ultimate number of features to be paid.

6.	Bornhuetter-Ferguson Incurred, which uses the incurred loss development pattern to determine the percent not yet recorded. We apply the percent unrecorded to the expected ultimate losses to arrive at the expected unrecorded amount, which is added to actual losses incurred-to-date.

The three paid projections – amount paid, average paid, and Bornhuetter-Ferguson paid – all use paid loss data. The paid projections estimate growth and development of claims in an accident period by looking at the paid development of earlier accident periods. This assumes that past paid loss development is a predictor of future paid loss development. The primary strength of using paid data is that it removes the potential for distortions that may be created by including estimated data (i.e., case reserves). The drawback is that it is more difficult to accurately project ultimate losses in the most recent periods under review. For example, with longer-tailed lines of insurance such as Bodily Injury, the early development periods are more volatile because a large proportion of the payments are made later, as was illustrated in Exhibit 1 of Section II. Accurate paid projections also depend heavily on consistent claims closure or settlement practices. If the closure rate changes, the paid projections could be misleading. In addition, shifts in mix of business (e.g., changes by policy limit) are not as readily identified in the past paid development as in the incurred loss development.

The three incurred projections – amount incurred, average incurred, and Bornhuetter-Ferguson incurred – use paid losses plus case loss reserves in each accident period. They assume that historical incurred loss development will be predictive of our future incurred loss development. The primary strength of using incurred data is that we can make use of reserve estimates for open claims. These estimates are based on the judgment of claims adjusters in addition to our prior actuarial reviews. This is especially critical when estimating ultimate losses for longer-tailed claims such as Bodily Injury. The drawback of using incurred data for projection is that it depends heavily on consistent adjuster reserve estimates, which can vary over time.

We study changes in closure rates and average adjuster reserve levels through our segmentation of data and also through discussions with management. We adjust for these changes in our projections of losses. The case study in Section VII of the Appendix includes more thorough explanations of how changes in the closure rate affect paid loss development, and how changes in average adjuster reserves affect incurred loss development.

For the year, we conducted 856 reviews involving approximately 470 segments of business.

Section V – Terms and Definitions

Accident Period Losses:   Losses for each accident are assigned to the period in which the accident occurred. Accident periods used in our analysis are generally three months (accident quarter), six months (accident semester), or twelve months (accident year). Payments and reserve changes, regardless of when they are made, are assigned to that same period in which the accident occurred. Therefore, accident period results will change over time as the losses develop.

Adjuster Reserves:   See Case Reserves.

Adjusting & All Other Expense (A&O):   A component of loss adjustment expense. A&O expenses include all claims adjusting expenses (whether internal or external to the Company) that are not included in Defense and Cost Containment (DCC). This category includes fees and salaries of those involved in a claim’s adjusting function, and other related expenses incurred in determination of coverage. Adjusting and Other expense reserves are a bulk reserve as they are not attributable to any specific feature or claim. A&O is sometimes called “AOE” outside of Progressive.

Assigned Risk:   People unable to obtain auto insurance in the voluntary market apply for coverage in the state automobile plan. In most cases, the insurance coverage is not actually provided by the state but instead is “assigned” to an insurance company. Each insurance company must accept a proportionate share of these risks.

Average Reserves:   See Case reserves.

Bodily Injury (BI) Liability Coverage:   Covers legal liability arising from causing injury or death to another person. In most states, this is a mandatory coverage. Each state mandates the minimum required limit. BI coverage pays when our insured is liable for an accident in which another party is injured.

Bornhuetter-Ferguson Method:   The “BF” method is an actuarial methodology that calculates the projected ultimate losses using a blend of a pure incurred or paid development method and an expected loss ratio (or expected pure premium) method.

Business Auto Market (Light Local) Commercial Auto Vehicles:   Commercial vehicles that generally have a gross vehicle weight under 26,000 pounds. These vehicles are used in the insured’s business but are not the primary source of revenue for the business.

Calendar Period Losses:   Payments and reserve changes which are recorded in the Company’s financial system during the period in question, without regard to the period in which the accident occurred or was recorded. Calendar period results do not change after the end of the period, even as new claim information develops.

Case Reserves:   Estimates of amounts required to settle claims that have already been recorded but have not yet been closed. Case reserves represent the largest portion of the reserves for automobile insurance products. The case reserves carried on the Company’s financial records are called the financial case reserves.

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Adjuster Reserves:   The claims adjuster’s best estimate of how much a specific claim will cost (or the average reserve, if the claims adjuster does not make an estimate). If the estimate is above a predetermined threshold, it is used to determine the financial case reserves. All adjuster reserves are included in the actuarial reserve analyses.

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Average Reserves:   When the adjuster estimate for a feature is below a predetermined threshold, the financial case reserve is the average reserve. These are determined by the Loss Reserving group and vary by segment. Within each segment, they may also vary by age (months since the accident occurred), policy limit, and geographic area.

Catastrophe:   A term applied to an incident, storm or series of related incidents resulting in a significant number of claims with a combined cost totaling more than $25 million in property damage for the insurance industry.

Cede:   To transfer liability, or a portion of it, in connection with a risk from the original or primary insurer to a reinsurance entity (e.g. a reinsurance company or Joint Underwriting Association).

Claim:   A demand for payment by an insured or an alleged third party under the terms and conditions of an insurance contract.

Claimant:   Usually refers to one who makes a claim.

Closed Without Payment (CWP):   A claim that was reported, did not require a loss payment, and is now closed. Note that there can be loss adjustment expenses for a CWP claim.

Closure Rate:   The number of claims from a specific accident period which are closed with payment at a specific evaluation date, divided by the estimated ultimate number of claims to be paid for that accident period.

Collision Coverage:   A coverage of the automobile insurance policy that indemnifies the insured when his/her automobile is damaged due to physical contact with another object (except a bird or animal), or due to upset (e.g., overturning).

Combined Ratio:   The sum of the loss and loss adjustment expense ratio and the expense ratio. This represents the percentage of each premium dollar an insurer spends on claims and expenses. A combined ratio less than 100% indicates an underwriting profit, while a combined ratio in excess of 100% indicates an underwriting loss.

Comprehensive Coverage:   A coverage of the automobile insurance policy that pays for damages to the insured’s vehicle due to any cause (except collision), including damage due to fire, windstorm, hail, theft, falling objects, explosion, riot, glass breakage and other causes of loss.

Credibility:   A statistical measure of the ability to infer generalizations from a data sample. Credibility increases as sample size increases or variability within the sample decreases.

Decomposition (Decomp) Reports:   Monthly internal management reports that decompose the financial case reserve changes into categories that explain the reasons for the changes.

Defense and Cost Containment (DCC) Expense:   A component of loss adjustment expense. DCC includes expenses related to defense, litigation and medical cost containment whether internal or external to the Company. DCC expenses include but are not limited to accident investigation, surveillance, litigation management, and fees of attorneys and others if working in defense of a claim.

Development:   Change in the estimated or actual losses or reserves over subsequent evaluations. When compared to expectations or prior estimates, it is referred to as either favorable or unfavorable development, based on whether the estimate has decreased or increased.

Development factor:   The quotient of the paid or incurred value for an accident or record period evaluated at time t divided by the value for that same accident or record period evaluated at time (t – 1).

Diagonal:   The cumulative or incremental values or factors for all accident or record periods being evaluated as of a common date. If we are evaluating accident semester paid losses at 6-month intervals, then the last diagonal of the paid loss triangle is made up of the cumulative paid loss amounts for each accident semester as of the most recent evaluation date. The development of that last diagonal would be the paid losses during the last six calendar months for each accident semester. (Also see Triangle).

Earned Car Year:   An exposure unit that is the basic rating unit underlying an auto insurance premium. One automobile insured for a period of twelve months is one earned car year.

Earned Premium:   That part of the premium proportional to the segment of time a policy has been in force. It is the premium for protection actually provided during the experience period.

Economic Capital:   The amount of capital that a business needs to ensure that it remains solvent. It is a measure of risk, not of actual capital available to the business.

Emergence:   Generally used in the context of IBNR reserves, it refers to the recording of claims (or dollar amount of the claims) after the date of the accident, usually into at least the next quarterly or annual period. For example, if an accident occurred in October 2012 and it was recorded in February 2013, it was part of the estimate of IBNR at year-end 2012, and it emerged in the first quarter of 2013.

Expense Ratio:   The sum of all underwriting and operational expenses divided by premium. These expenses include such items as commission, acquisition expenses, general expenses, and taxes, but not LAE.

Exposure:   A measure of the risk of loss and the basic rating unit underlying an insurance premium. The unit of exposure will vary based upon the characteristics of the insurance coverage involved. For automobile insurance, one automobile insured for a period of twelve months is one earned car year or one exposure.

Feature:   The smallest divisible part of a claim. This is a loss on one coverage for one person or one property. Often a claim will involve multiple features. It can involve multiple coverages, such as Bodily Injury (BI), property damage (PD), and Collision; and/or it can involve multiple claimants for the same coverage (e.g., two injured parties).

Financial Case Reserves:   See Case Reserves.

Frequency:   Number of features divided by exposure count. If one exposure is defined as one earned car year, then frequency is a measure of the proportion of insureds that have a claim in a year.

Incurred But Not Recorded (IBNR) reserves:   These are estimates at a given evaluation date of amounts that will be needed to settle claims that have already occurred but have not yet been recorded by the Company.

Incurred Losses:   The sum of payments and case reserves.

Indication:   An actuarial estimate, based upon analysis of the data.

Lag:   Generally used in the context of IBNR reserves, it refers to the period of time from the date of the accident to the date the claim is recorded on the Company’s books. The data is grouped into quarterly and annual lag periods for analysis of IBNR reserves.

Loss Adjustment Expenses (LAE):   Expenses related to claim settlement.

Total Loss Adjustment Expenses (LAE) =

[Defense and Cost Containment (DCC) expenses] + [Adjusting & Other (A&O) expenses]

Loss Adjustment Expenses (LAE) ratio:   LAE expenses divided by earned premium.

Loss ratio (Incurred loss ratio):   Incurred losses divided by earned premium.

Loss Reserving Segment:   See Segment.

Net Loss Reserves:   Net indicates that we have deducted the expected reinsurance recoverable from the sum of case and IBNR reserves. It may also refer to reserves that have been reduced for expected salvage and subrogation recoveries.

No-Fault Insurance:   A type of insurance contract under which an insured is indemnified for losses by their own insurer, regardless of fault in the accident generating the loss, and limited in the right to seek recovery through the civil-justice system for losses caused by other parties.

Paid Losses:   Payments for claims.

Parameters:   Variables that determine the characteristics or behavior of a statistical model and can be estimated by calculations from sample data. For example, the parameters of frequency and severity are estimated in the loss reserve analysis model.

Personal Injury Protection (PIP) Coverage:   Coverage in which an insurer pays, within specified limits, the medical and funeral expenses, work loss benefits and essential services of the insured, others in his vehicles and pedestrians struck by him. The basic coverage implemented under no-fault automobile statutes, which vary by state.

Physical Damage:   Damage to the insured vehicle, which includes the comprehensive and collision coverages.

Property Damage (PD) Coverage:   A coverage that pays the legal liability of the policyholder for damage to, or destruction of, property of others in an auto accident, including damage to other vehicles and structures such as buildings, telephone poles and fences.

Pure Premium:   Loss dollars divided by exposure count. Pure premium is also equal to frequency times severity. The pure premium is equivalent to the loss component of the full policy premium.

Record Period Losses:   Losses are assigned to the period in which the accident is recorded on the Company’s financial records. Record periods used in our analysis are generally three months (record quarter), six months (record semester), or twelve months (record year). Payments and reserve changes, regardless of when they are made, are assigned to that same period in which the accident was recorded. As a result, record period results will change over time as the losses develop, i.e., as the estimates of losses change due to payments and reserve changes for all accidents that were recorded during that period.

Reopened Claim:   A claim that was closed (with or without payment) but opened again at a later date due to the discovery of additional information. We reserve for future reopened claims as IBNR.

Reserves:   Estimates of the unpaid portion of what the Company ultimately expects to pay out for losses and loss adjustment expenses on claims that occurred by the accounting date, whether or not those claims have been reported to the Company.

Salvage:   The residual value of property in which an insurance company secures an ownership interest as a result of paying a claim for a total loss, when the damage exceeded the value of the vehicle before the loss occurred. Anticipated salvage on closed claims is included as negative IBNR reserves.

Segment (Loss Reserving Segment):   Generally, a state/product/coverage combination with reasonably similar loss characteristics that is grouped together when assessing reserve adequacy.

Severity:   Loss dollars divided by number of features. This indicates the dollar amount of the average feature.

Specialty Commercial Auto Vehicles:   Commercial vehicles that generally have a gross vehicle weight of at least 26,000 pounds. These include tow trucks and local cartage (e.g. delivery vans, box trucks, dump trucks and flatbeds). These vehicles are used in the insured’s business and are the primary source of revenue for their business.

Subrogation:   An insurance company, upon payment of a loss to the insured, is entitled to the insured’s legal rights against third parties. These rights are only those related to the loss, and the company is only entitled to the extent of the loss payment. Reserves for the future recoveries we expect to recover through subrogation may be included as negative IBNR reserves.

Threshold:   The point above which the adjuster’s estimate of a claim is carried in our financial case reserves, versus an average reserve being assigned by the system.

Trend (Exponential Fit):   Exponential fitted trends tell us the estimated average annual change in severity, frequency, pure premium, or average earned premium by fitting an exponential curve to the selected values. These can use any number of data points. We generally use two-year or four-year fitted trends.

Triangle:   The triangle is a tool used by actuaries to show how data has changed over time and to project ultimate values. Usually, the evaluation periods are columns organized from left to right, and the data periods are rows organized from top to bottom. The oldest data periods have been evaluated the most times, while the more recent data periods have been evaluated the least amount of times. Thus, the historical data forms a triangular shape.

Ultimate:   The final selected amount, count, or ratio that we estimate by analyzing the data. For example, the selected ultimate loss amount for an accident period represents our estimate of the total cost of all claims for that accident period after they have all been paid and closed.

Uninsured/Underinsured Motorist (UM or UMBI) Coverage:   Uninsured Motorist coverage pays our policy holder in the event of an accident caused by a driver who does not have liability insurance, or does not have enough liability insurance to pay damages. Coverage requirements vary by state.

Utilization (DCC Utilization):   Percentage of features for which we incur expenses for defense and cost containment.

Written Premium:   The total amount charged to an insured for a policy during its full policy period.

6300 WILSON MILLS ROAD / MAYFIELD VILLAGE / OHIO / 44143

440.461.5000 / progressive.com

The Progressive Corporation

REPORT ON LOSS RESERVING PRACTICES – APPENDIX

August 2014

PROGRESSIVE

Table of Contents - Appendix

01P00102.B (07/13)	Copyright © Progressive Casualty Insurance Company. All Rights Reserved.

Section VI – Loss Reserve Case Study

Based on our segment reviews, we may revise any or all of the following in order to achieve the desired changes to our reserves:

—	Case reserves can be revised by changing:

¡	Average reserves, which are applied to open features below the threshold and are determined as part of the review process for the applicable loss reserving segment.

¡	The inflation factor, which is applied to average reserves in months following a review.

—	IBNR reserves can be revised by changing:

¡	IBNR factors, which are applied to trailing periods of earned premium.

In this section, we present an example of a loss reserve review for a sample segment. Most segments are defined by state, product, and coverage grouping with reasonably similar loss characteristics.

Note that the data in this example is not from any specific segment and any similarity to a specific segment is coincidental. Also, the investigations that are undertaken, the conclusions that are drawn, and the selections that are made in this case study are not necessarily the same as those that would be made in an actual review. The results of this case study are also not intended to represent the actual results of the Company. Our intent is to illustrate and discuss many of the issues that we consider during an analysis. The calculations involved in the process will also be explained.

This case study will illustrate how we estimate the adequacy of our loss reserves by reviewing loss data organized in three different ways:

Type of Loss Reserve	Claims Data Organized by

Total (Case + IBNR)	Accident Period
Case	Record Period
IBNR	Record within Accident Period

By definition, the following identities are always true as of the designated evaluation date:

Required Loss Reserves = Total Indicated Ultimate Losses – Total Paid Losses

Loss Reserve Adequacy = Held Loss Reserves – Required Loss Reserves

Carried reserves and paid losses are known statistics and reconcile with our financial records. However, we use judgment in the estimation of the ultimate losses. As stated above, we make these estimations by accident period, record period, and record within accident period. Our objective is to estimate how losses will develop over time using past development as a key indicator. In order to make reasonable selections, we look at several parameters and also consider the business issues that underlie the data.

We produce several exhibits to summarize our reviews which are used in our discussions with management. Throughout this appendix, we present and provide an overview of the key exhibits.

Exhibit A – Accident Period Analysis

Exhibit B – Accident Period Average Incurred Loss Development

Exhibit C – Record Period Analysis

Exhibit D – Summary of Estimated IBNR

Exhibit E (5 pages) – IBNR Analysis

As mentioned in the report, in our exhibits and explanations, we may use the terms “claim” and “feature” interchangeably. However, the Progressive definition of “feature” is the smallest divisible part of a claim, i.e., it is a loss on one coverage for one person or property, so one claim can have multiple features. Even though we may generically refer to “claims” in our discussion, our analysis is actually done at the “feature” level. In addition, the term “counts” generally means “number of features.”

Note that rounding in the exhibits as well as the order of calculation may make some of the figures in the case study appear slightly out of balance.

Exhibit A

State XYZ Auto BI as of December 31, 2013

ACCIDENT PERIOD ANALYSIS

	(1)	(2)		(3)	(4)		(5)	(6)			(7)
Accident Semesters Ending	Paid Projection Ult ($000)	Avg. Paid Projection Ult ($000)		Incurred Projection Ult ($000)	Avg. Incurred Projection Ult ($000)		Adj. Inc. @ 12/31/2013 ($000)	Pd. Loss @ 12/31/2013 ($000)			Indicated Ult Loss ($000)
PRIOR 3 yrs	35,427	35,384		36,012	36,022		35,372	34,936			36,017
Jun-2010	10,930	10,940		11,193	11,165		11,111	10,434			11,179
Dec-2010	13,257	13,163		13,249	13,180		13,087	12,197			13,215
Jun-2011	13,534	13,781		11,943	12,004		13,738	11,955			11,974
Dec-2011	9,962	9,868		10,123	10,140		10,117	8,248			10,132
Jun-2012	9,485	9,492		10,066	9,943		9,888	7,014			10,004
Dec-2012	7,187	6,928		9,332	9,313		7,891	4,238			9,322
Jun-2013	9,689	8,667		9,505	9,498		8,529	3,221			9,501
Dec-2013	11,020	12,069		9,415	9,488		8,107	1,357			9,451

Total	120,492	120,293		120,839	120,751		117,839	93,601			120,795

Paid Loss	93,601	93,601		93,601	93,601						93,601

Required Reserves	26,891	26,692		27,238	27,150					% of Reserves	27,194
Held Reserves	28,038	28,038		28,038	28,038						28,038
Reserve Adequacy	1,148	1,347		801	888					3.0%	844

Average Last 4	3,132	(2,025)		3,261	3,835
2nd to Last Diagonal	2,865	(3,318)		624	1,951
Last Diagonal	(7,001)	(6,264)		3,470	3,154

	(8)	(9)	(10)	(11)	(12)	(13)		(14)	(15)		(16)
Accident Semesters Ending	Ultimate Paid Severity	Ultimate Incurred Severity	Avg. Adjuster Case Reserves @ 6 Months	Closure Rate @ 6 Months	CWP Rate @ 6 Months	Ultimate CWP Rate		Incurred Counts Projection	Recorded Counts Projection		Indicated Ultimate Counts
PRIOR 3 yrs	5,863	5,969						6,032	6,035		6,035
Jun-2010	5,794	5,914	4,207	33.7%	26.3%	37.9%		1,888	1,887		1,888
Dec-2010	6,142	6,150	4,321	28.6%	29.4%	40.4%		2,145	2,141		2,143
Jun-2011	7,358	6,409	5,341	30.3%	27.6%	41.3%		1,875	1,871		1,873
Dec-2011	5,404	5,553	5,291	32.3%	26.3%	39.8%		1,827	1,825		1,826
Jun-2012	6,278	6,576	5,462	30.8%	30.7%	41.8%		1,514	1,510		1,512
Dec-2012	4,865	6,540	5,213	22.6%	29.2%	42.5%		1,422	1,426		1,424
Jun-2013	6,782	7,432	4,606	21.4%	32.4%	47.2%		1,279	1,277		1,278
Dec-2013	8,364	6,575	4,153	20.1%	28.7%	43.1%		1,439	1,447		1,443

								19,421	19,419		19,422

Accident Semesters Ending	(17)	(18)	(19)	(20)	(21)	(22)	(23)	(24)	(25)	(26)	(27)
	Ultimate Severity	Change In Severity	Ultimate Frequency	Change In Frequency	Pure Premium	Loss Ratio	Premium ($000)	Earned Exposures	Change in Earned Exp.	Avg EP	Change In Avg EP
PRIOR 3 yrs	5,968		3.22%		192	62.7%	57,454	187,526		306
Jun-2010	5,921		3.01%		178	64.5%	17,325	62,827		276
Dec-2010	6,166	4.1%	3.42%	13.7%	211	70.5%	18,744	62,734	-0.1%	299	8.4%
Jun-2011	6,393	3.7%	3.33%	-2.6%	213	67.8%	17,670	56,287	-10.3%	314	5.1%
Dec-2011	5,549	-13.2%	3.47%	4.2%	192	64.7%	15,652	52,642	-6.5%	297	-5.3%
Jun-2012	6,617	19.3%	2.97%	-14.3%	197	67.8%	14,749	50,881	-3.3%	290	-2.5%
Dec-2012	6,547	-1.1%	2.73%	-8.1%	179	66.6%	14,007	52,158	2.5%	269	-7.4%
Jun-2013	7,435	13.6%	2.85%	4.5%	212	66.8%	14,233	44,804	-14.1%	318	18.3%
Dec-2013	6,550	-11.9%	3.03%	6.1%	198	62.3%	15,162	47,667	6.4%	318	0.1%
					196	65.8%	184,996	617,528
		Chg Dec-13		Chg Dec-13
4 Point Ann Exp Trend	2.0%	vs. Dec-12	2.0%	vs. Dec-12	4.0%					9.3%
8 Point Ann Exp Trend	4.6%	0.0%	-3.7%	10.9%	0.7%					2.0%

Exhibit A – Accident Period Analysis

This exhibit summarizes our accident period analysis for this segment, so the claims are sorted and analyzed by accident date. We use 6-month accident periods (i.e., accident semesters) for this analysis. Each accident semester represents claims that occurred during the 6-month period ending at the end of the designated month (in the left-hand column of the exhibit).

Our accident period analysis measures the adequacy of total reserves. In other words, the estimated ultimate losses for each accident period include losses for claims that have already been reported to the Company plus losses for claims that have occurred but have not yet been recorded.

The information on Exhibit A is summarized as follows:

•

COLUMNS (1) through (4): Estimated ultimate losses, resulting required reserves, and reserve adequacy resulting from four different sets of projections, using three different types of fixed selections of loss development factors (LDFs) for the projections

•	COLUMNS (5) and (6): Cumulative adjuster-incurred losses (i.e., paid losses plus adjuster reserves) and paid losses as of the evaluation date of 12/31/2013

•

COLUMN (7): Indicated ultimate losses which have been selected by the Loss Reserving group considering all information obtained during the analysis, along with the resulting required reserves and reserve adequacy

•	COLUMNS (8) and (9): Estimated ultimate paid and incurred severities, based upon the projections of average paid and average incurred losses

•	COLUMN (10): Average adjuster case reserves, as of the first evaluation point (i.e. the evaluation date is the end-date of each respective accident semester, which is at 6 months development)

•	COLUMN (11): The number of paid claims as of the first evaluation point (6 months), divided by the ultimate number of incurred claims

•

COLUMNS (12) and (13): Closed Without Payment (CWP) Rate is the percentage of reported claims which are closed without any loss payment, as of the first evaluation point (6 months), and projected to ultimate

•	COLUMNS (14) and (15): Estimated ultimate incurred counts resulting from two different sets of projections

•	COLUMN (16): Indicated ultimate incurred counts which have been selected by the Loss Reserving group, considering all of the information obtained during the analysis

•

COLUMNS (17) and (18): Indicated ultimate severities which result from the ultimate selections of losses and counts, along with the change from period to period, and the 4-point and 8-point fitted exponential trends

•

COLUMNS (19) and (20): Indicated ultimate frequencies which result from the selected ultimate counts, along with the change from period to period, the 4-point and 8-point fitted exponential trends, and the year-over-year change

•	COLUMNS (21) and (22): The pure premiums and loss ratios which result from the selected ultimate losses, along with the 4-point and 8-point fitted exponential pure premium trends

•

COLUMNS (23) through (27): Earned premium and earned exposures, which are used in some of the other calculations, along with average earned premium, changes in average earned premium, and the 4-point and 8-point fitted exponential trends for average earned premium

The following chart displays columns (1) through (4) of Exhibit A, which will be explained in more detail below.

	(1)	(2) = (8) × (16)	(3)	(see Exhibit B) (4) = (9) × (16)
Accident Semesters Ending	Paid Projection Ult ($000)	Avg. Paid Projection Ult ($000)	Incurred Projection Ult ($000)	Avg. Incurred Projection Ult ($000)
PRIOR 3 yrs	35,427	35,384	36,012	36,022
Jun-2010	10,930	10,940	11,193	11,165
Dec-2010	13,257	13,163	13,249	13,180
Jun-2011	13,534	13,781	11,943	12,004
Dec-2011	9,962	9,868	10,123	10,140
Jun-2012	9,485	9,492	10,066	9,943
Dec-2012	7,187	6,928	9,332	9,313
Jun-2013	9,689	8,667	9,505	9,498
Dec-2013	11,020	12,069	9,415	9,488

Total Ultimate Loss	120,492	120,293	120,839	120,751

Total Paid Loss	93,601	93,601	93,601	93,601
Required Reserves	26,891	26,692	27,238	27,150
Held Reserves	28,038	28,038	28,038	28,038
Reserve Adequacy	1,148	1,347	801	888

Avg Last 4	3,132	(2,025)	3,261	3,835
2nd to Last Diagonal	2,865	(3,318)	624	1,951
Last Diagonal	(7,001)	(6,264)	3,470	3,154

We use four sets of projections in most of our loss reserve segment analyses. There are other approaches built into our model that we use occasionally, when conditions warrant their use. However, we typically arrive at our indications using projections from paid losses, average paid losses, incurred losses, and average incurred losses. Exhibit B goes into more detail regarding our selection process using the average incurred loss projection. (Thus, there is a box around column (4)). However, this discussion will focus more on the merits of each type of projection, the rationale behind the projections and the relationships between various components.

Note that the paid, average paid, incurred and average incurred projections all use a similar actuarial technique to estimate ultimate losses. As illustrated in Exhibit B, we organize the data into a triangular format and project ultimate values by selecting LDFs for each evaluation interval based upon historical patterns and judgment. This is called the Chain-Ladder Method and is illustrated in Exhibit B.

Estimated ultimate losses are projected for the past seven accident years (by accident semester) for each of the four projections. These ultimate losses are shown on the exhibit for each of the past eight accident semesters (four years), and then the prior three accident years combined.

Required reserves and reserve adequacy are then calculated (and shown in bold print below the total ultimate losses) for each projection by using the identities stated at the beginning of this section:

Total Ultimate Losses	–	Total Paid Losses	=	Required Reserves
Held Reserves	–	Required Reserves	=	Reserve Adequacy

Below the reserve adequacy for each projection, we show the adequacy that would have resulted from the application of three different types of predefined factor selections for each projection. Exhibit B shows more details behind these calculations, and Exhibit A summarizes the results. The Average Last 4 is the adequacy that would result if we selected future LDFs equal to the average of the last four LDFs at each development point. The 2nd to Last Diagonal and Last Diagonal are the adequacies that would result if we selected future LDFs equal to those on each of the last two diagonals of the LDF triangle. The Last Diagonal represents the development (payments and/or adjuster case reserve changes) during the most recent six calendar months for each accident semester. The 2nd to Last Diagonal represents the development during the 6-month period that ended 6 months ago.

Paid and Incurred Method vs. Average Paid and Average Incurred Method for Loss Development: When we make our projections of ultimate losses, we need to consider trends in the frequency and severity of claims and consider the underlying influences on the historical changes in frequency and severity. The dollars of paid and incurred losses would be expected to change directionally as our premium dollars and exposures change. In the development of paid and incurred loss dollars, we observe these changes over time but do not necessarily know whether they are due to changes in frequency or severity of claims, changes in the volume of business, or a mixture of both. On the other hand, by looking at the development of average paid and average incurred losses, we are able to focus upon changes in severity over time. Therefore, we tend to rely more heavily on the development of average paid and average incurred losses, i.e. summarized in columns (2) and (4) of Exhibit A, than that of the total paid and incurred loss dollars (summarized in columns (1) and (3) of Exhibit A).

Each data point in the Average Paid Loss development triangle	=	Paid Loss Dollars Paid Counts	Paid Counts = Claim features (open or closed) with loss payment

Each data point in the Average Incurred Loss development triangle	=	Incurred Loss Dollars Incurred Counts	Incurred Counts = Claim features closed with loss payment + all open claim features

The ultimate losses for the Average Incurred Projection, i.e. column (4) of Exhibit A are calculated for each accident semester as:

Ultimate Losses for the Average Incurred Projection (4)	=	Ultimate Average Incurred Severity (9)	×	Indicated Ultimate Loss Counts (16)

The ultimate average incurred severities are derived from the projections of average incurred losses, as shown in Exhibit B. The indicated ultimate counts are selected from the two projections of counts, as described later in this section. Similar calculations are performed for the average paid projection. The following excerpt from Exhibit A illustrates the result of these calculations:

	(8)	(16)	(2) = (8) × (16)	(9)	(16)	(4) = (9) × (16)
Accident Semesters Ending	Avg. Paid Severity	Indicated Ultimate Counts	Avg. Paid Projection Ult ($000)	[Per Exh B] Avg. Incr Severity	Indicated Ultimate Counts	Avg. Incr Projection Ult ($000)
PRIOR 3 yrs	5,863	6,035	35,385	5,969	6,035	36,022
Jun-2010	5,794	1,888	10,940	5,914	1,888	11,165
Dec-2010	6,142	2,143	13,163	6,150	2,143	13,180
Jun-2011	7,358	1,873	13,781	6,409	1,873	12,004
Dec-2011	5,404	1,826	9,868	5,553	1,826	10,140
Jun-2012	6,278	1,512	9,492	6,576	1,512	9,943
Dec-2012	4,865	1,424	6,928	6,540	1,424	9,313
Jun-2013	6,782	1,278	8,667	7,432	1,278	9,498
Dec-2013	8,364	1,443	12,069	6,575	1,443	9,488

Paid and Average Paid Losses: The development of paid losses is influenced by the rate at which the claims are paid and settled as well as the severity of the claims. Injury claims (BI, PIP, and UMBI) tend to have more variability in development and a longer payment period than property claims (Comprehensive, Collision, and Property Damage).

Some or all of the same items as mentioned for claim reporting and recording can also influence the rate at which claims are paid and settled. In addition, the rate of payment of claims tends to be related to the severity of claims. Smaller claims tend to settle more quickly than larger claims. As a result of this relationship, we consider the closure rate when making our judgments regarding paid and average paid loss development.

As stated above:

Closure Rate	=	Number of Features Closed with Loss Payment Selected Ultimate Loss Counts

We look at this ratio to see if there is a change in the rate of claim closure, which may impact the paid loss development (historically and in the future). Column (11) of Exhibit A shows the closure rate at the first evaluation point for each accident period. We also look at further development points for the same reason, but it is the first development point (i.e., six months) that tends to be the most informative, since the closure rate tends to vary more when claims are less mature. Greater variability in the closure rate causes greater distortions in the development of paid and average paid losses.

The following section from Exhibit A (as well as the underlying data) illustrates this point:

	(Data)	(16)	(11)
Accident Semesters Ending	Features Closed w/ Pay @ 6 Months	Indicated Ultimate Counts	=(Data) / (16) Closure Rate @ 6 Months
Jun-2010	636	1,888	33.7%
Dec-2010	613	2,143	28.6%
Jun-2011	568	1,873	30.3%
Dec-2011	589	1,826	32.3%
Jun-2012	466	1,512	30.8%
Dec-2012	322	1,424	22.6%
Jun-2013	273	1,278	21.4%
Dec-2013	290	1,443	20.1%

For this segment, the closure rate has been decreasing for the past four accident semesters. This will tend to distort the predictive value of our historical paid and average paid loss development. The current paid losses will therefore not be expected to develop similarly to the historical paid losses. If a standard paid development projection is applied blindly, the resulting indication will likely not be reasonable.

Assuming that the lower severity claims are settled first, the trend seen in the closure rate would imply that the claims that have been paid in the most recent accident periods have a lower average severity (at the 6-month evaluation point) than those in the past. See the example on page 10 for an illustration. In addition, the future development of these losses may be understated if historical development patterns are applied. Therefore, the ultimate losses may be understated, the required reserves may be understated, and the reserve adequacy may be overstated.

The closure rate pattern is discussed with our Claims area to determine what may be causing it to change (e.g., process changes, staffing changes, or change in the volume of claims). We consider whether the trend is expected to continue or reverse, or whether we are now at the level that is expected to remain consistent. We consider this information in our selections for future development of paid and average paid losses.

With this specific segment, some of the hypotheses stated above are not necessarily true. In fact, application of the paid and average paid LDFs from the most recent 6-month period – i.e., the result of the Last Diagonal, as shown at the bottom of columns (1) and (2) of Exhibit A – would result in lower reserve adequacy.

Upon further review, we conclude that the vast majority of the reserve inadequacy that results from the Last Diagonal of the paid projections is due to the most recent accident semester. For this period, even though the closure rate is lower than history, the average paid loss is higher than history. This is a time when it is especially helpful to discuss these issues with management, to get additional information that may help in the analysis. It is possible that there are process changes or specific claims that may help to explain this development and help us to make better projections. This type of volatility in paid development also indicates that it may be preferable to give more credibility to the incurred projections in making our final selections of indicated ultimate losses.

Incurred and Average Incurred Losses: To find the incurred losses, we add current reserves to the amount of paid losses. Recall from Section III – Types of Reserves that the financial case reserve amount carried on the Company’s records takes the average reserve if it is below the predetermined threshold for the applicable segment, or uses the adjuster reserve if it is greater than or equal to the threshold. However, when we analyze incurred loss data in our reviews, we use the adjuster reserve for all claims, not just those above the threshold.

When a claim is recorded, it immediately receives an average reserve. Once the adjuster has enough information about the claim to make a reasonable estimate of its ultimate cost, the adjuster may enter an estimate into the claims system. The adjuster may revise this estimate when additional information is known. Using adjuster reserves in our incurred data is appropriate in our reviews because it allows us to consider the most current information available on claims as we track their development.

The recording of claims can be influenced by the time it takes for the claimant to report the claim and the time it takes for the Company to record the claim. The time it takes for the claimant to report the claim can be influenced by external forces, such as laws and regulations in the state, the legal environment, and the economy. The time it takes for the Company to record the claim can be influenced by changes in claim processing.

Incurred and average incurred losses can be more reliable than paid (and average paid) losses for projecting ultimate losses. Since incurred losses include the case reserve, and the case reserve is established as soon as the claim opens, incurred losses more accurately reflect ultimate losses in the early life of a claim. Also, case reserves are adjusted when additional information is known, making incurred losses more reliable over time.

We especially prefer incurred loss projections when we have volatile closure rates affecting our paid projections as in this example. Any data distortions in the paid data are mitigated as a result of including incurred data as a component of case reserves, making incurred loss development more stable than paid loss development in many cases.

However, adding case reserves adds a new type of uncertainty. Injury claims (BI, PIP, and UMBI) develop longer and vary more than property claims (Comprehensive, Collision and Property Damage). Since injury claims can involve lawsuits, adjusters have more difficulty making accurate estimates. Furthermore, changes in the adjusting process and personnel can affect the development of incurred losses. In our reviews, we watch for changes in the adjusting process that may affect how losses develop.

Earlier, we mentioned that the closure rate influences the average paid severity. Also, note that the closure rate influences the average adjuster case reserve amount. The trend in both the average adjuster case reserve amount and the average paid severity are expected to be in the same direction as the trend in the closure rate. The following example illustrates these points:

Assume: (1) All open claims are reserved at their ultimate payment amount (2) The lower severity claims close before the higher severity claims (3) The distribution of claims is as follows:
				Total
# of Claims:	25	25	50	100
Severity:	5,000	10,000	16,000	11,750
Incurred Loss:	125,000	250,000	800,000	1,175,000
Scenario I: Closure Rate = 50%
	Closed	Open		Total
# of Claims:	50	50		100
Severity:	7,500	16,000		11,750
Incurred Loss:	375,000	800,000		1,175,000
Scenario II: Closure Rate = 25%
	Closed	Open		Total
# of Claims:	25	75		100
Severity:	5,000	14,000		11,750
Incurred Loss:	125,000	1,050,000		1,175,000

As a result of the decrease in closure rate from Scenario I to Scenario 2, the paid severity of the closed claims and the incurred severity of the open claims, which would be reflected in the average adjuster case reserve amounts, have both decreased as well.

We consider how much of the average adjuster case reserve amounts (and changes in those amounts) is due to adjuster estimates versus the averages from the tables. At the 6-month development point, over 85% of our open BI liability claims countrywide have adjuster estimates (as of year-end 2013.) For a given state, the percentage may change over time (at the same development point). In addition, as claims age, the adjusters will enter estimated reserves on a greater proportion of the open claims. In total, over 90% of our total inventory has adjuster estimates.

We look at this group of parameters to see if there is a change in adjuster activity that may be affecting incurred loss development or incurred severity. The following excerpt from Exhibit A illustrates this point for this segment. Column (10) of Exhibit A shows the average adjuster case reserve at the first evaluation point (i.e., six months) for each accident period. While we also look at later evaluation points, the first evaluation point tends to be the most informative.

	(10)	(11)
Accident Semesters Ending	Avg. Adjuster Case Reserves @ 6 Months	Closure Rate @ 6 Months
Jun-2010	4,207	33.7%
Dec-2010	4,321	28.6%
Jun-2011	5,341	30.3%
Dec-2011	5,291	32.3%
Jun-2012	5,462	30.8%
Dec-2012	5,213	22.6%
Jun-2013	4,606	21.4%
Dec-2013	4,153	20.1%

This data for the most recent periods supports the hypothesis that a decreasing closure rate will lead to decreasing average adjuster case reserves. However, there could also be other reasons for the decrease in these average adjuster case reserve amounts. Several possibilities are as follows:

•	There may have been a lower percentage of large claims.
•	There may have been a significant change in the mix of business by limit.
•	We may have made changes to the averages in the case tables that caused part of the decrease.
•	There may have been process changes, causing:
o	Adjusters to leave claims at the financial reserve for a longer period of time before assigning their own estimates.
o	Adjusters to estimate the value of the claims differently.
o	Higher severity claims to settle more quickly.
•	There may have been external (legal, regulatory, or environmental) forces causing severity of open claims (or all claims) to decrease.

We discuss the adjuster reserving patterns with claims management to determine what may be causing this trend, whether it is expected to continue or reverse, or whether we are now at an expected level. We consider this information in our selections for future development of incurred (and average incurred) losses. For example, if adjuster estimates are lower than history for similar claims, we select higher LDFs to project ultimate losses.

The selected reserve adequacies shown in columns (3) and (4) of Exhibit A are lower than those that would result from applying the LDFs from the recent diagonals (i.e., the “default” adequacies). This results from our selected factors for the incurred projections being somewhat higher, on average, than those from the recent diagonals because we determined that the development in the recent past (the last few diagonals of the incurred triangles) was more favorable than we expect for the future.

Indicated Ultimate Losses: After consideration of the paid and incurred projections (in columns (1) through (4)) and all of the issues involved in those selections, we make our indicated ultimate loss selections for each accident semester. For this segment, we determined that the incurred projections are more reliable than the paid projections. Therefore, our selected ultimate losses consider the ultimate loss amounts from the two incurred projections.

Sometimes, we may use additional analysis to select ultimate loss amounts for some of the periods, usually the most recent periods that are not based directly upon the four standard projections. It may be that the projected loss amount from the standard methods does not lead to a reasonable ultimate severity, pure premium and/or loss ratio. We would normally expect severity and pure premium to have trends that reasonably reflect internal and external trends in loss costs and inflation. These trends as well as the frequency trends are discussed with Product Management and Pricing to verify the reasonableness of our assumptions. We do not necessarily expect to match their selected trends, but management should understand the reasons for the differences. We also expect the loss ratio and pure premium to be relatively stable, other than changes due to business operations, rate levels or business mix.

Consider the following chart, which contains information from Exhibit A:

	(7)	(16)	(17) = (7) / (16)	(18)	(21)	(22)
Accident Semesters Ending	Indicated Ultimate Loss ($000)	Indicated Ultimate Counts	Ultimate Severity	Semiannual Change In Severity	Pure Premium	Loss Ratio
PRIOR 3 yrs	36,017	6,035	5,968		192	62.7%
Jun-2010	11,179	1,888	5,921		178	64.5%
Dec-2010	13,215	2,143	6,166	4.1%	211	70.5%
Jun-2011	11,974	1,873	6,393	3.7%	213	67.8%
Dec-2011	10,132	1,826	5,549	-13.2%	192	64.7%
Jun-2012	10,004	1,512	6,617	19.3%	197	67.8%
Dec-2012	9,322	1,424	6,547	-1.1%	179	66.6%
Jun-2013	9,501	1,278	7,435	13.6%	212	66.8%
Dec-2013	9,451	1,443	6,550	-11.9%	198	62.3%

Total	120,795	19,422	2.0%	4-pt Exp Tr	4.0%
			4.6%	8-pt Exp Tr	0.7%
Total Paid Loss	93,601
Required Reserves	27,194
Held Reserves	28,038
Reserve Adequacy	844	3.0%	ç Percent of required reserves

Severity	=	Ultimate Losses Ultimate Counts	Pure Premium	=	Ultimate Losses Earned Exposures	Loss Ratio	=	Ultimate Losses Earned Premium

If we do not believe that the severity is reasonable, we may select a different ultimate loss amount or ultimate count to make the resulting severity more reasonable. A revised selection would also be tested against the other parameters for reasonableness. For this segment, the ultimate severity (column (17)) for the last accident semester is 11.9% lower than the previous accident semester, but it is about the same as it was two semesters ago ($6,550 vs. $6,547), and the fitted annual trend of approximately 2.0% appears reasonable. Changes in our mix of business may be causing the volatility in severity over the recent periods. The pure premiums (column (21)) and loss ratios (column (22)) that result from the selected losses also appear to be within a reasonable range, thus we conclude that the ultimate loss selections are reasonable.

The required reserves and reserve adequacy in column (7) are then calculated by using the identities as follows:

Required Reserves	=	Total Ultimate Losses	–	Total Paid Losses	=	$27,194,000

Reserve Adequacy	=	Held Reserves	–	Required Reserves	=	$844,000

Therefore, based upon this accident period analysis, our total held reserves are adequate by $844,000.

Claim Counts and Frequency: The following chart contains columns (12) through (15) of Exhibit A:

	(12)	(13)	(14)	(15)
Accident Semesters Ending	CWP Rate @ 6 Months	Ultimate CWP Rate	Incurred Counts Projection	Recorded Counts Projection
PRIOR 3 yrs			6,032	6,035
Jun-2010	26.3%	37.9%	1,888	1,887
Dec-2010	29.4%	40.4%	2,145	2,141
Jun-2011	27.6%	41.3%	1,875	1,871
Dec-2011	26.3%	39.8%	1,827	1,825
Jun-2012	30.7%	41.8%	1,514	1,510
Dec-2012	29.2%	42.5%	1,422	1,426
Jun-2013	32.4%	47.2%	1,279	1,277
Dec-2013	28.7%	43.1%	1,439	1,447

			19,421	19,419

Column (13) shows our projections of the ultimate CWP rates. Changes in CWP rates are usually due to process changes. In this example, the previous process may have been to open claims as soon as they were reported, without sufficiently verifying whether coverage existed. Under another process, claims may not open until there is additional information regarding the validity of the claim, causing the CWP rate to decrease. Note that this change in process should not affect the closure rate, since the calculation of closure rate excludes claims closed without payment.

Claim counts shown in columns (14) and (15) represent our projections of estimated ultimate counts of claims with loss payment for each accident semester. These estimates are made using different sets of data for each projection, sorted and analyzed by accident semester.

—	The Incurred Count Projection (column (14)) uses feature counts for claims that have closed with loss payment, plus claims that are currently open (whether or not there have been payments on them).

—

The Recorded Count Projection (column (15)) uses feature counts for all claims that have been recorded. The projected ultimate recorded counts are multiplied by [100% minus the ultimate CWP rates in column (13)] for the same respective accident periods to derive the ultimate counts in column (15). We do this to get the ultimate counts for claims with loss payment.

The following chart shows the selected ultimate incurred counts, which considers the incurred and recorded projections, underlying information, and the various projection methods discussed above. Also shown are the resulting frequencies, the change in frequency from period to period, and the 4 point and 8 point annual fitted exponential trends. These fitted trends represent the average annual change in frequency, considering the historical selections over the past two years (4 points) and four years (8 points).

	(16)	(24)	(19) = (16) / (24)	(20)
Accident Semesters Ending	Indicated Ultimate Counts	Earned Exposures	Ultimate Frequency	Semi-Annual Change In Frequency
PRIOR 3 yrs	6,035	187,526	3.22%
Jun-2010	1,888	62,827	3.01%
Dec-2010	2,143	62,734	3.42%	13.7%
Jun-2011	1,873	56,287	3.33%	-2.6%
Dec-2011	1,826	52,642	3.47%	4.2%
Jun-2012	1,512	50,881	2.97%	-14.3%
Dec-2012	1,424	52,158	2.73%	-8.1%
Jun-2013	1,278	44,804	2.85%	4.5%
Dec-2013	1,443	47,667	3.03%	6.1%
Total	19,422	617,528	2.0%	4-pt Exp Tr
			-3.7%	8-pt Exp Tr

Generally, we would expect frequency to have trends that reasonably reflect the Company’s mix of business and/or the industry results. For this segment, this may be true, as we believe recent reductions in the frequency are due to a change in our mix of business and possibly other external causes affecting the industry. We discuss this with Product Management and Claims in order to check the reasonableness of our assumptions. If we do not believe that the frequency is reasonable, we may select a different ultimate count to make the resulting frequency more reasonable. However, changes in the counts may also change the resulting severities.

Once we determine that the selected indicated loss amounts, frequencies, severities, pure premiums, and loss ratios are what we consider to be reasonable, we are done with this phase of the analysis. However, we may revisit some of these selections after we have done the record period and IBNR analyses if they result in significantly different conclusions.

As calculated above in column (7) of Exhibit A, our total held reserves are adequate by $844,000 based upon this accident period analysis. We may reduce the reserves by that amount, or we may change the reserves by an amount other than that. We base this judgment upon several factors such as the consistency or credibility of the indications in the review. When the credibility of the review is higher and the review is consistent, the overall reserve change will be closer to the indicated amount. The credibility is higher if our projections are relatively consistent with each other and the indications are consistent with prior reviews. On the other hand, if our projections are not reasonably consistent, or if there are recent changes in our indications of adequacy or trend, we attach less credibility to the current review.

The record period and IBNR analyses (shown in Exhibits C, D, and E, and discussed later in this section) will determine how the adequacy is distributed by type of reserve, and how we should implement the changes by category.

Exhibit B

State XYZ Auto BI as of December 31, 2013

Semiannual Accident Periods Ending	AVERAGE INCURRED LOSSES - ACCIDENT PERIOD ANALYSIS
	1	2	3	4	5	6	7	8	9	10	11	12	13	14	Ultimate Severity	Ultimate Loss ($000)
Jun-2007	5,790	5,876	5,928	5,553	5,688	5,796	5,792	5,988	6,019	5,999	5,969	5,960	5,962	5,950	5,950	6,057
Dec-2007	5,365	5,961	5,385	5,730	5,636	5,514	5,782	5,928	5,884	5,970	5,939	5,981	5,981	5,969	5,969	6,035
Jun-2008	6,087	6,084	5,795	6,852	6,652	6,833	6,832	6,825	6,882	6,907	6,900	6,912	6,913	6,899	6,899	6,954
Dec-2008	5,031	5,470	5,558	5,623	5,774	5,974	6,084	6,102	6,139	6,230	6,160	6,172	6,173	6,161	6,161	6,173
Jun-2009	4,778	5,342	5,383	5,465	5,489	5,617	5,653	5,661	5,651	5,710	5,677	5,689	5,690	5,678	5,678	5,673
Dec-2009	4,153	4,765	4,971	4,988	5,030	4,974	5,078	5,124	5,118	5,174	5,145	5,155	5,156	5,146	5,146	5,130
Jun-2010	4,315	5,241	5,457	5,704	5,786	5,787	5,822	5,865	5,882	5,946	5,913	5,924	5,925	5,914	5,914	11,165
Dec-2010	4,830	5,839	5,985	5,975	6,088	6,058	6,068	6,100	6,117	6,184	6,149	6,161	6,162	6,150	6,150	13,180
Jun-2011	6,277	6,306	6,180	6,140	6,283	6,269	6,324	6,357	6,375	6,444	6,408	6,421	6,422	6,409	6,409	12,004
Dec-2011	5,440	5,411	5,274	5,440	5,456	5,432	5,479	5,508	5,524	5,584	5,552	5,563	5,564	5,553	5,553	10,140
Jun-2012	6,155	6,126	6,269	6,366	6,461	6,432	6,488	6,522	6,541	6,612	6,575	6,588	6,589	6,576	6,576	9,943
Dec-2012	5,657	5,850	6,189	6,331	6,426	6,397	6,453	6,486	6,505	6,576	6,539	6,552	6,553	6,540	6,540	9,313
Jun-2013	5,513	6,756	7,033	7,195	7,302	7,269	7,332	7,371	7,392	7,473	7,430	7,445	7,447	7,432	7,432	9,498
Dec-2013	5,289	5,977	6,222	6,365	6,460	6,431	6,487	6,521	6,540	6,611	6,574	6,587	6,588	6,575	6,575	9,488

	1-2	2-3	3-4	4-5	5-6	6-7	7-8	8-9	9-10	10-11	11-12	12-13	13-14
Jun-2007	1.015	1.009	0.937	1.024	1.019	0.999	1.034	1.005	0.997	0.995	0.998	1.000	0.998
Dec-2007	1.111	0.903	1.064	0.984	0.978	1.049	1.025	0.993	1.015	0.995	1.007	1.000
Jun-2008	1.000	0.953	1.182	0.971	1.027	1.000	0.999	1.008	1.004	0.999	1.002
Dec-2008	1.087	1.016	1.012	1.027	1.035	1.018	1.003	1.006	1.015	0.989
Jun-2009	1.118	1.008	1.015	1.004	1.023	1.006	1.001	0.998	1.010
Dec-2009	1.147	1.043	1.003	1.009	0.989	1.021	1.009	0.999
Jun-2010	1.215	1.041	1.045	1.014	1.000	1.006	1.007			Loss Development Factors			Adequacy
Dec-2010	1.209	1.025	0.998	1.019	0.995	1.002				Average Last 4			3,835
Jun-2011	1.005	0.980	0.993	1.023	0.998					2nd to Last Diagonal			1,951
Dec-2011	0.995	0.975	1.031	1.003						Last Diagonal			3,154
Jun-2012	0.995	1.023	1.016							Selected Avg Inc Indication			888
Dec-2012	1.034	1.058								Selected Ultimate Indication			844
Jun-2013	1.225

Avg Last 4 x-HiLo	1.015	1.002	1.007	1.017	0.996	1.006	1.004	1.003	1.013	0.995
Avg Last 4	1.062	1.009	1.010	1.015	0.996	1.009	1.005	1.003	1.011	0.994
Pr Sel @ 6 Mth	1.014	1.001	1.022	1.016	1.002	1.008	1.003	1.004	1.007	0.997	1.001	1.002	1.000
Pr Sel @ 3 Mth	1.130	1.030	1.007	1.021	1.007	1.011	1.009	1.006	0.997	1.006	0.998	1.000	1.000
Select	1.130	1.041	1.023	1.015	0.996	1.009	1.005	1.003	1.011	0.994	1.002	1.000	0.998	Tail
Cumulative	1.243	1.100	1.057	1.033	1.018	1.022	1.014	1.008	1.005	0.995	1.000	0.998	0.998	1.000

	Dec-13	Jun-13	Dec-12	Jun-12	Dec-11	Jun-11	Dec-10	Jun-10	Dec-09	Jun-09	Dec-08	Jun-08	Dec-07	Jun-07
Ultimate Severity	6,575	7,432	6,540	6,576	5,553	6,409	6,150	5,914	5,146	5,678	6,161	6,899	5,969	5,950
Ultimate Counts	1,443	1,278	1,424	1,512	1,826	1,873	2,143	1,888	997	999	1,002	1,008	1,011	1,018
Ultimate Loss	9,487,725	9,498,096	9,312,960	9,942,912	10,139,778	12,004,057	13,179,450	11,165,632	5,130,562	5,672,322	6,173,322	6,954,192	6,034,659	6,057,100
Ultimate LR	62.6%	66.7%	66.5%	67.4%	64.8%	67.9%	70.3%	64.4%	58.5%	60.1%	68.5%	68.8%	60.3%	59.8%
Ultimate PP	199	212	179	195	193	213	210	178	171	182	198	220	190	190

Exhibit B – Accident Period Average Incurred Loss Development

The average incurred loss method is one of the standard projections that we use to estimate ultimate losses.

The top portion of Exhibit B (unshaded area) contains actual data in a triangular format. The section of Exhibit B shown below includes the actual data from the last 8 accident semesters, evaluated at 6-month intervals (semi-annual). The figures in the Blue Shaded cells are projected data points, which will be discussed later. The last column shows ultimate severities that result from the analysis that follows. Note that these ultimate severities are also carried over to column (9) of Exhibit A, as discussed previously.

Semiannual Accident Periods Ending	AVERAGE INCURRED LOSSES - ACCIDENT PERIOD ANALYSIS
	1	2	3	4	5	6	7	8	Ultimate Severity
Jun-2010	4,315	5,241	5,457	5,704	5,786	5,787	5,822	5,865	5,914
Dec-2010	4,830	5,839	5,985	5,975	6,088	6,058	6,068	6,100	6,150
Jun-2011	6,277	6,306	6,180	6,140	6,283	6,269	6,324	6,357	6,409
Dec-2011	5,440	5,411	5,274	5,440	5,456	5,432	5,479	5,508	5,553
Jun-2012	6,155	6,126	6,269	6,366	6,461	6,432	6,488	6,522	6,576
Dec-2012	5,657	5,850	6,189	6,331	6,426	6,397	6,453	6,486	6,540
Jun-2013	5,513	6,756	7,033	7,195	7,302	7,269	7,332	7,371	7,432
Dec-2013	5,289	5,977	6,222	6,365	6,460	6,431	6,487	6,521	6,575

Each data point in the Average Incurred Loss development triangle	=	Incurred Loss Dollars Incurred Counts	Incurred Counts = the number of claim features closed with loss payment + the number open claim features

Also recall that incurred losses that we use in our analysis are made up of paid losses plus case reserves. The case reserves are the adjuster estimates when they exist, or the averages from the case tables (per the actuarial reviews) when the adjusters have not made estimates.

The ending month of each accident semester is in the left-hand column. The evaluation points (across the top) represent 6-month periods. The first evaluation point is the same date as the end of each respective accident period. Each successive evaluation point represents 6 additional months of development. The last (i.e., most recent or current) evaluation of the average incurred loss by accident semester has the end of December 2013 as its evaluation point and is indicated in red on the chart above. The collection of all such points is referred to as the Last Diagonal since it forms the boundary separating the actual loss experience from the ultimate projections.

For example, for the accident semester ending December 2012, the loss amount and count data that underlie the average incurred losses (in blue, with the current evaluation being on the same line in red) in the above chart are as follows:

Accident Semester Ending Dec-2012		@ Dec-2012	@ Jun-2013	@ Dec-2013
(a)	Paid Losses ($000)	646	2,414	4,238
(b)	Adjuster Case Reserves ($000)	6,719	5,295	3,653
(c) = (a) + (b)	Incurred Losses ($000)	7,365	7,709	7,891
(d)	Features closed with payment	322	677	969
(e)	Open features	980	641	307
(f) = (d) + (e)	Incurred Counts	1,302	1,318	1,275
(g) = (c) / (f)	Average Incurred Loss ($)	5,657	5,850	6,189

The middle portion of Exhibit B contains the age-to-age LDFs, or link ratios, in a triangular format. Each link ratio represents the development from one evaluation point to the next. For example, the link ratios for the accident semester ending December 2012 are calculated as follows and summarized on the next page.

The link ratio development of average incurred losses (from the triangle at the top portion of Exhibit B) from evaluation point 1 to evaluation point 2 (i.e., from December 2012 to June 2013) is calculated by $5,850 / $5,657 = 1.034. Thus, during the 6-month period from December 2012 to June 2013, the average incurred losses for that accident period increased by 3.4%. Similarly, from June 2013 to December 2013 (evaluation point 2 to evaluation point 3), the link ratio was $6,189 / $5,850 = 1.058. In other words, State XYZ experienced a 5.8% increase in the average incurred loss during that interval.

These calculations are done for successive pairs of data points on the triangle. (Notice that the Last Diagonal in the chart below is again colored red. Also, the 2nd to Last Diagonal is colored Blue).

The purpose of this is to see how the claims have developed historically. This historical information is then used, along with other information and judgment, to estimate how the claims will develop in the future. If the data were well-behaved, you would expect the link ratios to be consistent down each column. This would indicate that claim reporting, reserving and settlement patterns have been consistent throughout history.

You can see in the following table that the link ratios are not consistent for State XYZ. We need to consider other parts of our analysis, as well as other information that management can provide to try and understand the reasons for this inconsistent pattern. We use that information to select the factors for estimated future development.

In order to assist in this process, we take the average of the link ratios down each column. We also look at selections we made at the same intervals from previous reviews. This information is near the bottom of Exhibit B. Significant portions of this are also included in the chart below, along with the selected factors and the resulting ultimate severities.

Semiannual Accident	Average Incurred Losses Age-to-Age Link Ratios

Periods Ending	1-2	2-3	3-4	4-5	5-6	6-7	7-8
Jun-2010	1.215	1.041	1.045	1.014	1.000	1.006	1.007
Dec-2010	1.209	1.025	0.998	1.019	0.995	1.002
Jun-2011	1.005	0.980	0.993	1.023	0.998
Dec-2011	0.995	0.975	1.031	1.003
Jun-2012	0.995	1.023	1.016
Dec-2012	1.034	1.058
Jun-2013	1.225

	Default and Selected Link Ratios
	1-2	2-3	3-4	4-5	5-6	6-7	7-8
Avg. Last 4	1.062	1.009	1.010	1.015	0.996	1.009	1.005
Avg Last 4 x HiLo	1.015	1.002	1.007	1.017	0.996	1.006	1.004
Prior Select @ 6 Months	1.014	1.001	1.022	1.016	1.002	1.008	1.003
Prior Select @ 3 Months	1.130	1.030	1.007	1.021	1.007	1.011	1.009
Selected Factor (ai) for 1 ≤ i ≤ 14	1.130	1.041	1.023	1.015	0.996	1.009	1.005
Cumulative Factor (bn), where	1.243	1.100	1.057	1.033	1.018	1.022	1.014

Accident Semester Ending	Dec-13	Jun-13	Dec-12	Jun-12	Dec-11	Jun-11	Dec-10
Last Diagonal (cn)	5,289	6,756	6,189	6,366	5,456	6,269	6,068
Ultimate Severity, (dn) = (bn) × (cn)	6,575	7,432	6,540	6,576	5,553	6,409	6,150

Avg. Last 4 means the arithmetic mean of the last four link ratios from that respective development interval (i.e., from the column directly above). This tells us how the average incurred losses have developed over that interval during the past four semesters.

For example, for the first development interval, we have:

Avg. Last 4	=	(0.995 + 0.995 + 1.034 + 1.225 4)	=	1.062.

Since we review most segments every three months, the Prior Selections are shown for the most recent review (@ 3 months), and the review prior to that (@ 6 months). This gives us some perspective on how the actual development compares to our prior estimate of future development, and how our opinions have changed with updated information.

The Selected Factors are colored green in the chart above. The most significant amount of judgment goes into the selection of the initial link ratio for the first development interval, since these claims are the least mature. Therefore, our ultimate projection is based on less information than older accident periods, which have had more time to develop. The selected factor of 1.130 is higher than the average of the last four factors, as well as the 6-month prior selection for that interval. The actual from the most recent 6 months (i.e., the Last Diagonal) was 1.225. This is the highest that it has been in recent history and the selection shows that we expect this higher development in the future.

Similarly, in the second and third age intervals, we have selected factors that are higher than the average of the last four factors. This is because of inconsistency in the last four link ratios for each column. The link ratios in the Last Diagonal and 2nd to Last Diagonal are much higher than those in the 3rd and 4th to last diagonal. Looking down each column, historical link ratios for each development interval indicate that the link ratios from the 3rd and 4th to last diagonals are unusually low. Thus, the average of the last four factors for 2-3 and 3-4 age intervals are understated. The selected factors of 1.041 for the second interval and 1.023 for the third age interval are obtained by taking the arithmetic mean of the last two factors only.

Recall the discussion of the average adjuster case reserves from Exhibit A. They decreased (at the 6-month evaluation point) for each of the past three semesters. Not surprisingly, the average incurred losses have also decreased for each of the past three semesters (at the 6-month evaluation point, i.e., the first column). Therefore, we expect the future development on the incurred losses to be similar to our experience in the last two diagonals.

The blue shaded portion in the chart at the beginning of this section (and at the top of Exhibit B) shows how we expect the average incurred losses to develop over time based upon our selected factors. For example, for the accident semester ending December 2013, the current evaluation of the average incurred losses (Last Diagonal) is $5,289 per claim. When this is multiplied by the selected 1-2 factor of 1.130, the resulting average in the first blue shaded cell of that accident period is $5,977. That is what we project the average incurred losses to be for accident semester December 2013 when they are evaluated 6 months later (at June 2014). Similar calculations are done for each development period and each accident period. This technique is sometimes referred to as “completing the rectangle.”

When the selected age-to-age factors are multiplied by each other from the current development point (Last Diagonal) to the ultimate development (when all claims are expected to be closed), the resulting factor is called the Cumulative LDF. The ultimate severity for each accident period is then the amount at the Last Diagonal, multiplied by the cumulative factor. For example, for the Accident Semester ending December 2013:

Ultimate Severity = $5,289 × 1.243 = $6,575

As explained previously (in the discussion of Exhibit A), ultimate severities are multiplied by the indicated ultimate counts, to derive the ultimate losses from this projection. Both the ultimate severities and the ultimate losses are carried onto Exhibit A, to be considered in the final selections.

There is another reasonableness test done on Exhibit B. We compare the adequacies that would be derived from several different selections of future LDFs. This chart is from the box in the middle of Exhibit B, about two-thirds of the way across the page, and it is also carried onto Exhibit A for reference.

Reserve Adequacy based on defaulted and actual selections of LDFs using Average Incurred Development
Loss Development Factors	Adequacy ($000)
Average Last 4	3,835
2nd to Last Diagonal	1,951
Last Diagonal	3,154
Selected Avg Inc Indication	888
Selected Ultimate Indication	844

As discussed previously, we calculate required reserves and reserve adequacy as follows:

Required Reserves = Total Ultimate Losses – Total Paid Losses

Reserve Adequacy = Held Reserves – Required Reserves

According to the final selections of indicated ultimate losses, the loss reserve adequacy is $844,000. This calculation is summarized on Exhibit A. The chart shows that, according to our selections from the average incurred development projection, the adequacy would be $888,000. We relied upon this projection, as well as the incurred loss projection for our final selections.

Had we used default selections for the LDFs from the average incurred development, our adequacy would have been higher. These default adequacies, as shown in the chart, are the result of the Average of the Last 4 factors, as well as the factors from the 2nd to Last Diagonal and the Last Diagonal. For example, the factors on the Last Diagonal are shown in red above (in the triangle of Age-to-Age Link Ratios). If the current losses would develop at the rate indicated by this set of factors, adequacy would be $3,154,000. Similarly, if the current losses would develop according to the factors along the 2nd to Last Diagonal, as shown in blue above, adequacy would be $1,951,000.

On average, our selected factors are higher than the default factors, because we expect the average incurred losses to develop at a higher rate in the future than they have in the recent past. Higher selected LDFs lead to higher ultimate losses, which lead to higher required reserves, thus a lower reserve adequacy. Therefore, even though our selected adequacy is outside of the range of the default selections, we conclude that it is reasonable, based upon other information we have gained through the analysis.

Exhibit C

State XYZ Auto BI as of December 31, 2013

RECORD PERIOD ANALYSIS

	(1)	(2)	(3)	(4)	(5)		(6)	(7)	(8)	(9)	(10)
Record Semesters Ending					Indicated
	Incurred	Avg. Incurred	Adj. Inc. @	Pd. Loss @	Ultimate	Record	Projected			Incurred	Indicated
	Projection Ult ($000)	Projection Ult ($000)	12/31/2013 ($000)	12/31/2013 ($000)	Loss ($000)	Semesters Ending	Incurred Severity	Ultimate Severity	Change In Severity	Counts Projection	Ultimate Counts
PRIOR 3 yrs	34,729	34,727	34,672	34,324	34,729	PRIOR 3 yrs	5,868	5,867		5,919	5,919
Jun-2010	9,934	9,944	9,867	9,368	9,937	Jun-2010	5,409	5,404		1,839	1,839
Dec-2010	12,658	12,724	12,573	11,966	12,681	Dec-2010	6,293	6,265	16.0%	2,024	2,024
Jun-2011	14,656	14,692	14,440	12,747	14,666	Jun-2011	6,669	6,651	6.2%	2,205	2,205
Dec-2011	10,588	10,658	10,482	8,918	10,611	Dec-2011	5,548	5,521	-17.0%	1,922	1,922
Jun-2012	10,923	10,955	10,802	7,770	10,928	Jun-2012	6,798	6,770	22.8%	1,614	1,614
Dec-2012	8,067	8,067	7,995	4,535	8,067	Dec-2012	6,637	6,618	-2.1%	1,219	1,219
Jun-2013	8,584	8,727	8,771	3,565	8,631	Jun-2013	7,517	7,333	12.0%	1,177	1,177
Dec-2013	9,486	9,161	9,597	1,768	9,350	Dec-2013	7,047	6,622	-3.5%	1,412	1,412

Total	119,627	119,656	119,199	94,961	119,577				Chg Dec-13 vs. Dec-12	19,331	19,331
						4 Point Ann Exp Trend		0.7%
Paid Loss	94,961	94,961			94,961	8 Point Ann Exp Trend		5.9%	0.1%

Required Reserves	24,666	24,694			24,615
Held Reserves	23,587	23,587			23,587
Reserve Adequacy	(1,079)	(1,108)		-4.2%	(1,029)

Average Last 4	559	1,378
2nd to Last Diagonal	(1,436)	242
Last Diagonal	1,646	1,614

Exhibit C – Record Period Analysis

—

COLUMNS (1) and (2):  Estimated ultimate incurred losses, resulting required reserves, and reserve adequacy from two different sets of projections, using three different types of fixed selections of LDFs for the projections

—	COLUMNS (3) and (4): Cumulative adjuster-incurred losses (i.e., paid losses plus adjuster reserves) and paid losses as of the evaluation date of 12/31/2013

—

COLUMN (5):  Indicated ultimate losses which have been selected by the Loss Reserving area considering all information obtained during the analysis, along with the resulting required reserves and reserve adequacy

—	COLUMN (6): Estimated ultimate incurred severities, based upon the projections of average incurred losses

—

COLUMNS (7) and (8):  Indicated ultimate severities which result from the ultimate selections of losses and counts, along with the change in severities when comparing two consecutive periods in time, and the 4-point and 8-point fitted exponential trends.

—	COLUMNS (9) and (10): Indicated ultimate counts which have been selected by the Loss Reserving area, considering all of the information obtained during the analysis

This exhibit summarizes our record period analysis for this segment, so the claims are sorted and analyzed by record date. We utilize 6-month record periods (i.e., record semesters), which represent all claims that have been recorded during the 6-month period ending at the end of the designated month (in the left-hand column of the exhibit).

The record period analysis measures the adequacy of our case reserves. In other words, the estimated ultimate losses for each record period include losses for claims that have already been recorded. They do not include losses for unrecorded claims, thus they exclude IBNR.

The information summarized on this exhibit is similar to the information summarized on Exhibit A. The issues involved in the analysis of record period losses are similar to the issues for accident period losses. The calculations of the components of the analyses are also very similar. Therefore, the focus of this discussion will be to compare and contrast the results of Exhibit C (Record Period Analysis) with Exhibit A (Accident Period Analysis).

Severity: The timing difference between when accidents occur and when they are recorded will help explain how severities differ between the analyses. A given accident could occur in one accident period, but be reported in a later record period. Accidents are reported and recorded after they occur, and severity is normally expected to change over time. Therefore, for a given period-ending date, the record period severity (for accidents from earlier periods) is expected to be different than the accident period severity for the same respective semester. The following chart illustrates the differences in severity for this segment:

	Ultimate Severity
	Exh A (17)	Exh C (7)
Semesters	Accident	Record
Ending	Periods	Periods
PRIOR 3 yrs	5,968	5,867
Jun-2010	5,921	5,404
Dec-2010	6,166	6,265
Jun-2011	6,393	6,651
Dec-2011	5,549	5,521
Jun-2012	6,617	6,770
Dec-2012	6,547	6,618
Jun-2013	7,435	7,333
Dec-2013	6,550	6,622

Counts: The indicated ultimate counts (shown in column (10) of Exhibit C and column (16) of Exhibit A) should also be similar, in aggregate, between the two analyses. If frequency is relatively flat and we are growing in volume, the aggregate claim counts should be higher for the accident period analysis than for the record period analysis due to the expected time lag between the occurrence and the recording of accidents. Over the past two years, this segment experienced a decreasing trend in earned premium and exposure volume. In addition, frequency had been decreasing over most of the period, but it flattened out over the past year. The aggregate accident period counts (19,422) are slightly higher than the aggregate record period counts (19,331), which is a reasonable result.

Reserve Adequacy: Almost every one of the default and selected adequacies is lower for the Record Period Analysis than for the same respective projections in the Accident Period Analysis. This is summarized in the following chart, which pulls information from both Exhibits A and C:

	(1)	(2)	(5)
	Incurred	Avg. Incurred
Reserve	Projection	Projection	Indicated
Adequacy	($000s)	($000s)	($000s)
Accident Period Analysis (Exhibit A)
Selected	801	888	844
Avg Last 4	3,261	3,835
2nd Last Diag	624	1,951
Last Diag	3,470	3,154
Record Period Analysis (Exhibit C)
Selected	(1,079)	(1,108)	(1,029)
Avg Last 4	559	1,378
2nd Last Diag	(1,436)	242
Last Diag	1,646	1,614

Based on the analyses in Exhibits A and C, we have determined the following:

Adequacy of Total Reserves, per accident period analysis =	$844,000
Adequacy of Case Reserves, per record period analysis =	($1,029,000)

Since Total Reserves = Case Reserves + IBNR Reserves, we expect that the adequacy of IBNR Reserves is reasonably well-approximated, as follows:

IBNR Reserve Adequacy	=	Total Reserve Adequacy	–	Case Reserve Adequacy
	=	$844,000	–	($1,029,000)
	=	$844,000	+	$1,029,000
	=	$1,873,000

This calculation suggests that since the total reserves are adequate overall, and the case reserves are inadequate, the IBNR reserves are expected to be adequate.

In the next section we will discuss a separate analysis of late report claims by lag period, in order to independently determine IBNR reserve adequacy. We compare the results of that analysis to the results above to test for reasonableness.

Exhibit D

SUMMARY OF ESTIMATED IBNR

(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)
Prior Review Future Pure Premium	Calculated PP using 6 month Emerged	Quarterly Rec w/n Acc Periods Ending	Total Future Pure Prem	Earned Exposures	Earned Premium	Indicated IBNR	Indicated IBNR Factors	Current IBNR Factors	IBNR Emerged Since Jun-2013	6 Mth Emg. Indicated IBNR Factors
1.17	0.89	Sep-2009	0.60	22,103	8,156,777	13,163	0.2%	0.5%	6,110	0.2%
1.65	1.22	Dec-2009	0.78	23,265	8,307,946	18,249	0.2%	0.5%	6,110	0.3%
2.12	0.87	Mar-2010	0.98	30,751	8,417,123	29,984	0.4%	1.1%	17,913	0.6%
2.43	1.05	Jun-2010	1.16	32,076	8,907,753	37,252	0.4%	1.1%	17,913	0.6%
2.74	1.56	Sep-2010	1.35	31,817	9,331,069	42,937	0.5%	1.1%	17,913	0.7%
3.05	1.72	Dec-2010	1.54	30,918	9,413,188	47,598	0.5%	1.1%	17,913	0.7%
3.36	1.91	Mar-2011	1.73	29,011	9,094,404	50,229	0.6%	2.1%	30,074	0.9%
3.80	2.12	Jun-2011	2.15	27,276	8,575,229	58,721	0.7%	2.1%	30,074	1.0%
4.24	2.77	Sep-2011	2.58	24,674	7,995,863	63,618	0.8%	2.1%	30,074	1.2%
4.69	3.26	Dec-2011	3.01	27,968	7,655,772	84,133	1.1%	2.1%	30,074	1.5%
5.14	3.80	Mar-2012	3.44	26,502	7,425,622	91,225	1.2%	3.0%	45,060	1.8%
5.69	4.08	Jun-2012	4.00	24,379	7,323,851	97,579	1.3%	3.1%	39,863	1.9%
6.81	5.14	Sep-2012	4.78	25,217	7,089,295	120,576	1.7%	4.1%	37,814	2.2%
7.58	5.64	Dec-2012	5.47	26,942	6,917,614	147,457	2.1%	4.5%	82,033	3.3%
8.95	6.28	Mar-2013	6.59	22,123	7,035,903	145,689	2.1%	4.9%	160,243	4.3%
11.31	8.52	Jun-2013	8.92	22,681	7,197,385	202,219	2.8%	5.7%	570,118	10.7%
15.82	13.83	Sep-2013	11.74	24,375	7,246,432	286,051	3.9%	6.9%
19.46	NA	Oct-2013	22.76	7,135	2,424,581	162,392	6.7%	7.8%
26.45	NA	Nov-2013	29.71	7,231	2,457,192	214,826	8.7%	10.6%
41.17	34.05	Dec-2013	45.21	8,926	3,033,424	403,544	13.3%	16.5%

				475,369	144,006,425	2,317,443			1,139,299

			Annual IBNR Frequency Trend
			Current:	2.0%
			Revised:	2.0%
						Zero Runoff			Six Mth Runoff
	Annual Pure Premium Trend		Annual IBNR Severity Trend			2,317	Indicated IBNR ($000)		2,390
	Current:	4.0%	Current:	2.0%		4,404	Carried IBNR ($000)		4,196
	Revised:	4.0%	Revised:	2.0%		2,086	Adequacy ($000)		1,806

Exhibit D – Summary of Estimated IBNR

This exhibit discusses the IBNR analysis in our loss reviews. Section III of the manual explained that IBNR reserves represent estimates of losses for claims that have already occurred but have not yet been recorded by the Company. These are sometimes called late reported claims.

In 2013 we changed our process for how we set IBNR factors. Before this change we had only quarterly factors; now, the first quarter will be replaced by three monthly factors followed by the usual quarterly factors. Throughout the Exhibit D commentary these three monthly factors are split out in the exhibits. When we get to the Exhibit E commentary we will still refer to quarterly lags to keep the analysis less complicated; just keep in mind that the first lag is a combination of the first three months.

Recalling from Section III, late reported claims are grouped by the lag period between the date on which the claim occurred (the accident date) and the date when the claim was reported (the record date). For example, all claims occurring in one quarter and reported in the subsequent quarter are classified as Quarterly Lag 1 claims. Loss Reserving uses the two methods to project the amount of pure premium necessary to accurately reserve for IBNR for each accident period.

—

Method 1 (Frequency × Severity) projects ultimate counts and ultimate average incurred losses by accident period and lag period. We obtain ultimate frequency by normalizing ultimate counts by calendar period exposures. Then, we obtain the amount of pure premium by taking the product of ultimate frequency and ultimate severity, as illustrated in the identity that follows. This process is detailed in Exhibit E.

Ultimate Frequency	×	Ultimate Severity	=	Ultimate Counts Earned Exposures	×	Ultimate Losses Ultimate Counts

			=	~~Ultimate Counts~~ Earned Exposures	×	Ultimate Losses ~~Ultimate Counts~~

			=	Ultimate Losses Earned Exposures

			=	Pure Premium

—

Method 2 (Losses / Exposures) projects incurred losses by accident period and lag period to ultimate. Then, ultimate losses are normalized by calendar period exposures to determine how many dollars of premium per exposure should be reserved for IBNR claims. This method is used in segments with very short-tailed IBNR.

Once we have projected a needed pure premium for each accident period, we summarize the results as seen in Exhibit D. Exhibit D summarizes four and a half years of required IBNR, by accident quarter. The relevant accident periods are shown in column (3). The most recent period should have the largest proportion of required IBNR, since it is expected to have the largest proportion of unreported claims. Therefore, we will focus on the most recent accident quarter. The following chart shows columns (1) through (9) from the December 2013 row of Exhibit D:

Column	Description	Amount
(1)	Prior Review Future Pure Premium	$41.17
(2)	Calculated Pure Premium using 6-mo. Emerged	$34.05
(3)	Quarterly Record w/in Accident Period Ending	Dec-2013
(4)	Total Future Pure Premium*	$45.21
(5)	Earned Exposures	8,926
(6)	Earned Premium	$3,033,424
(7)	Indicated IBNR = (4) × (5)	$403,544
(8)	Indicated IBNR Factor = (7) / (6)	13.3%
(9)	Current IBNR Factor	16.5%

*Pure Premium is defined as Losses per Exposure (or per Earned Car Year).

At the time of the prior review, we projected that the required IBNR reserves were $41.17 per exposure (column (1)) for the most recent accident quarter. However, we now have updated information on claims that have been reported or have emerged since that evaluation date, on accidents that occurred prior to that date. Based upon the emergence over the past 6 months, we now retrospectively project that the required IBNR reserves should have been $34.05 per exposure (column (2)) for the most recent accident quarter. Therefore, the actual emergence has been lower than expected for this period.

Note that the 6 Month Emerged Pure Premium of $34.05 is used in our judgment of future pure premium for accident quarter December 2013. However, it is based upon data from the June 2013 accident quarter because June 2013 is the most recent quarter for which there has been 6 months of emergence. It is a retrospective result because it restates what we would have needed six months ago if we had the next six months of information at that time. The following chart shows the calculation of the retrospective indicated IBNR factor and the retrospective 6-month emerged pure premium for accident quarter June 2013 which are used in our projections for accident quarter December 2013:

Column	Data for Accident Quarter Ending June 2013	Amount

(10)	IBNR Emerged since June 2013	$570,118
(7)[1]	Estimated Future Indicated IBNR	$202,219
(sum)	Retrospective Indicated IBNR @ June 2013 = (10) + (7)	$772,337
(6)	Earned Premium	$7,197,385
(11)	Retro Indicated IBNR Factor @ June 2013 = (sum) / (6)	10.7%
(5)	Earned Exposures	22,681
(2)	Retro 6-month Emerged Pure Premium = (sum) / (5)	$34.05

The following chart shows the first 4 columns of Exhibit D for the eight most recent accident quarters:

[1]	(7) is our Estimated Future Indicated IBNR for Accident Period ending June 2013 = (4) * (5)

(1)	(2)	(3)	(4)
Prior Review Future Pure Premium	Calculated Pure Premium Using 6 month Emerged	Quarterly Record within Accident Periods Ending	Selected Total Future Pure Prem
5.14	3.80	Mar-2012	3.44
5.69	4.08	Jun-2012	4.00
6.81	5.14	Sep-2012	4.78
7.58	5.64	Dec-2012	5.47
8.95	6.28	Mar-2013	6.59
11.31	8.52	Jun-2013	8.92
15.82	13.83	Sep-2013	11.74
19.46	NA	Oct-2013	22.76
26.45	NA	Nov-2013	29.71
41.17	34.05	Dec-2013	45.21

If you compare all of column (2) to column (1) on Exhibit D, you can see that we have generally experienced favorable IBNR emergence. As stated at the beginning of this section, the results of this case study are not intended to represent the actual results of the Company. Our intent is to illustrate and discuss issues that we consider during an analysis. The result in this case study may be due to:

—	Fewer claims than expected were reported (i.e., lower frequency than expected).
—	The severity of the late reported claims has been lower than expected.
—	There may have been a process change that impacts the timing of claim reporting and/or the severity of late reported claims.
—	There may be external forces that impact timing of claim reporting and/or the severity of the late reported claims.

Our selected pure premiums are based upon the actual emergence and development of late reported claims (by reporting lag period within each accident period). They also include an expected level of inflation, since our current IBNR reserves need to be at the cost level that is relevant to each respective accident and record period. The selected Future Pure Premiums are shown in column (4). We selected $45.21 per exposure for the most recent accident period. The details of the calculations that make up these Future Pure Premiums are included in Exhibit E, and explained later in this section.

The following chart shows columns (3) through (9) of Exhibit D for the eight most recent accident quarters:

(3)	(4)	(5)	(6)	(7) = (4) × (5)	(8) = (7) / (6)	(9)
Quarterly Rec w/n Acc Periods Ending	Total Future Pure Prem	Earned Exposures	Earned Premium	Indicated IBNR	Indicated IBNR Factors	Current IBNR Factors
Mar-2012	3.44	26,502	7,425,622	91,225	1.2%	3.0%
Jun-2012	4.00	24,379	7,323,851	97,579	1.3%	3.1%
Sep-2012	4.78	25,217	7,089,295	120,576	1.7%	4.1%
Dec-2012	5.47	26,942	6,917,614	147,457	2.1%	4.5%
Mar-2013	6.59	22,123	7,035,903	145,689	2.1%	4.9%
Jun-2013	8.92	22,681	7,197,385	202,219	2.8%	5.7%
Sep-2013	11.74	24,375	7,246,432	286,051	3.9%	6.9%
Oct-2013	22.76	7,135	2,424,581	162,392	6.7%	7.8%
Nov-2013	29.71	7,231	2,457,192	214,826	8.7%	10.6%
Dec-2013	45.21	8,926	3,033,424	403,544	13.3%	16.5%

The indicated IBNR in column (7) represents the expected late emergence of features that have been incurred but not yet recorded for each respective accident period. In order to calculate the expected amount of late reported losses, we multiply pure premium, defined as losses per exposure, by the number of exposures during that period (column (5)). For the accident quarter ending December 2013 shown above, this calculation is as follows:

Indicated IBNR	=	Future Pure Premium	×	Earned Exposures
	=	45.21	×	8,926
	=	403,544

In order to carry the appropriate level of IBNR reserves in the Company’s financials, we assign IBNR factors to each trailing 3-month period of earned premium. Therefore, our IBNR reserves will change as our premium volume changes. Assuming profitability remains consistent, this should allow our IBNR reserves to keep up with inflation and changes in mix of business for months in which we do not complete a review.

The indicated IBNR factors in column (8) are then calculated by dividing the indicated IBNR losses by earned premium, as shown in the following example for the accident quarter ending December 2013:

Indicated IBNR Factor	=	Indicated IBNR Losses Earned Premium
	=	$403,544 $3,033,424
	=	13.3%

The indicated factors in column (8) are less than the current factors in column (9). This is not surprising since we experienced favorable emergence. We test the reasonableness of our indicated factors in column (8) by comparing these to the factors in column (11) which result from the actual emergence over the past 6 months added to the expected future emergence for each respective accident quarter. This information is shown in the following excerpt from Exhibit D:

(3)	(8)	(11)
Quarterly		6-mo
Record w/n		Emerged
Accident	Indicated	Indicated
Periods	IBNR	IBNR
Ending	Factors	Factors
Sep-2011		1.2%
Dec-2011		1.5%
Mar-2012	1.2%	1.8%
Jun-2012	1.3%	1.9%
Sep-2012	1.7%	2.2%
Dec-2012	2.1%	3.3%
Mar-2013	2.1%	4.3%
Jun-2013	2.8%	10.7%
Sep-2013	3.9%
Oct-2013	6.7%
Nov-2013	8.7%
Dec-2013	13.3%

Each indicated factor from the current evaluation in column (8) would be compared to the emerged indicated factors in column (11) from two quarters prior (that is, two rows up). This shows that the selected indicated factors are reasonable, based upon the recent emergence patterns.

The bottom portion of Exhibit D summarizes the IBNR reserve adequacy by comparing the indicated IBNR reserves to the carried (or held) IBNR reserves. This is summarized below:

IBNR Reserves

Indicated [sum of column (7)]	2,317,000

Held IBNR Reserves	4,404,000

Adequacy = Held – Indicated	2,086,000

The indicated IBNR of $2,317,000 at the bottom of column (7) is the sum of the indicated IBNR for all accident periods, based upon the calculations as illustrated above. The carried IBNR of $4,404,000 is equal to each of the current IBNR factors in column (9) multiplied by each of the quarterly earned premium values in column (6). The calculation shows that our IBNR reserves are adequate by $2,086,000.

As mentioned previously, IBNR Reserves = Total Reserves – Case Reserves.

IBNR Reserve Adequacy (Expected)	=	Total Reserve Adequacy (Accident Period Analysis)	–	Case Reserve Adequacy (Record Period Analysis)
	=	$844,000	–	($1,029,000)
	=	$1,873,000

Difference in IBNR Adequacy	=	Adequacy per IBNR Analysis (per separate analysis)	–	Expected IBNR Adequacy (Acc Period – Rec Period)
	=	$2,086,000	–	$1,873,000
	=	$213,000

Since our total carried loss reserves for this segment are $28,038,000 (as shown on Exhibit A), this difference in IBNR adequacy of $213,000 is approximately 0.8%. We conclude that this is a reasonable difference.

We may revise our IBNR factors in the indicated direction, in order to move our carried IBNR reserves toward the indicated amount. By decreasing IBNR reserves and increasing case reserves, we would obtain a reserve level that is consistent with our indications. Therefore, the case, IBNR and total loss reserves for this segment will be a reasonable provision for the expected future payments on claims for which we are liable.

IBNR for coverages such as PIP, Property Damage, and Physical Damage includes consideration of future salvage and subrogation recoveries, which can lead to distortions in the indicated pure premiums. To address this, the model has been enhanced to allow the analyst to develop salvage recoveries, subrogation recoveries, and gross losses separately.

Net Losses = Gross Losses – Salvage Recoveries – Subrogation Recoveries

This result is compared to the analysis using net losses as a reasonableness check to determine if the pure premium selections make sense.

Exhibit E

	State XYZ Auto BI as of December 31, 2013
Quarterly Rec w/n Acc Periods	INCURRED COUNTS QUARTERLY LAG 1 - IBNR ANALYSIS
Ending	0	1	2	3	4	5	6	7	Ultimate
Sep-2009	123	111	103	100	97	96	95	93	92
Dec-2009	109	95	88	84	83	82	80	79	78
Mar-2010	111	103	100	99	97	92	92	91	90
Jun-2010	83	80	76	75	73	73	73	71	71
Sep-2010	129	120	117	114	109	107	107	107	106
Dec-2010	113	102	98	94	94	88	87	86	86
Mar-2011	134	120	117	110	109	107	105	105	103
Jun-2011	128	114	111	108	107	106	104	102	101
Sep-2011	145	140	135	127	125	125	124	123	123
Dec-2011	126	115	110	108	107	106	103	103	102
Mar-2012	95	92	89	86	85	83	81		80
Jun-2012	118	111	109	106	104	102			99
Sep-2012	134	122	119	117	117				111
Dec-2012	132	116	112	109					103
Mar-2013	115	109	105						96
Jun-2013	139	118							104
Sep-2013	148								120

	0-1	1-2	2-3	3-4	4-5	5-6	6-7	7-8
Sep-2009	0.902	0.928	0.971	0.970	0.990	0.990	0.979	1.000
Dec-2009	0.872	0.926	0.955	0.988	0.988	0.976	0.988	1.000
Mar-2010	0.928	0.971	0.990	0.980	0.948	1.000	0.989	0.989
Jun-2010	0.964	0.950	0.987	0.973	1.000	1.000	0.973	1.000
Sep-2010	0.930	0.975	0.974	0.956	0.982	1.000	1.000	0.991
Dec-2010	0.903	0.961	0.959	1.000	0.936	0.989	0.989	1.000
Mar-2011	0.896	0.975	0.940	0.991	0.982	0.981	1.000	0.981
Jun-2011	0.891	0.974	0.973	0.991	0.991	0.981	0.981	0.990
Sep-2011	0.966	0.964	0.941	0.984	1.000	0.992	0.992	1.000
Dec-2011	0.913	0.957	0.982	0.991	0.991	0.972	1.000
Mar-2012	0.968	0.967	0.966	0.988	0.976	0.976
Jun-2012	0.941	0.982	0.972	0.981	0.981
Sep-2012	0.910	0.975	0.983	1.000
Dec-2012	0.879	0.966	0.973
Mar-2013	0.948	0.963
Jun-2013	0.849

Straight Avg	0.916	0.962	0.969	0.984	0.980	0.987	0.989	0.995
Avg x HiLo	0.917	0.964	0.970	0.985	0.983	0.987	0.990	0.996
Wtd Avg All	0.914	0.963	0.968	0.984	0.981	0.987	0.990	0.994
Avg Last 8	0.922	0.969	0.966	0.991	0.980	0.986	0.990	0.994
Wt Avg.8	0.919	0.968	0.966	0.991	0.981	0.986	0.991	0.993
Avg Last 4	0.896	0.972	0.974	0.990	0.987	0.980	0.993	0.993
Wt Avg.4	0.894	0.972	0.974	0.990	0.988	0.981	0.993	0.993
Select	0.922	0.969	0.966	0.991	0.980	0.986	0.990	0.994
Cumulative	0.813	0.882	0.911	0.942	0.951	0.971	0.984	0.994

Ult Counts	120	104	96	103	111	99	80	102

Exhibit E

Quarterly Rec w/n Acc Periods	State XYZ Auto BI as of December 31, 2013
	INCURRED QUARTERLY LAG 0-7 FREQUENCIES - IBNR ANALYSIS

Ending	0	1	2	3	4	5	6	7
Sep-2009	2.050%	0.416%	0.172%	0.050%	0.054%	0.086%	0.059%	0.077%
Dec-2009	1.973%	0.335%	0.155%	0.082%	0.069%	0.047%	0.026%	0.073%
Mar-2010	1.623%	0.293%	0.098%	0.088%	0.068%	0.059%	0.049%	0.046%
Jun-2010	1.515%	0.221%	0.122%	0.044%	0.050%	0.031%	0.034%	0.031%
Sep-2010	1.499%	0.333%	0.116%	0.050%	0.075%	0.053%	0.022%	0.025%
Dec-2010	1.611%	0.278%	0.104%	0.058%	0.029%	0.023%	0.049%	0.039%
Mar-2011	1.899%	0.355%	0.134%	0.076%	0.059%	0.052%	0.045%	0.034%
Jun-2011	2.101%	0.370%	0.147%	0.088%	0.040%	0.037%	0.040%	0.026%
Sep-2011	1.937%	0.499%	0.118%	0.069%	0.085%	0.073%	0.041%	0.049%
Dec-2011	1.495%	0.366%	0.107%	0.050%	0.072%	0.043%	0.021%	0.029%
Mar-2012	1.883%	0.301%	0.128%	0.072%	0.045%	0.045%	0.057%	0.038%
Jun-2012	2.022%	0.406%	0.127%	0.082%	0.070%	0.053%	0.082%
Sep-2012	1.844%	0.441%	0.059%	0.091%	0.063%	0.059%
Dec-2012	1.511%	0.381%	0.063%	0.056%	0.067%
Mar-2013	2.482%	0.432%	0.081%	0.095%
Jun-2013	2.394%	0.459%	0.132%
Sep-2013	2.437%	0.494%
Dec-2013	2.220%
Quarterly Rec w/n Acc Periods	State XYZ Auto BI as of December 31, 2013
	INFLATED INCURRED QUARTERLY LAG 0-7 FREQUENCIES - IBNR ANALYSIS

Ending	0	1	2	3	4	5	6	7
Sep-2009	2.235%	0.452%	0.186%	0.053%	0.058%	0.091%	0.062%	0.081%
Dec-2009	2.141%	0.362%	0.166%	0.087%	0.073%	0.050%	0.027%	0.077%
Mar-2010	1.752%	0.314%	0.104%	0.093%	0.072%	0.062%	0.051%	0.047%
Jun-2010	1.628%	0.237%	0.129%	0.046%	0.053%	0.033%	0.036%	0.032%
Sep-2010	1.603%	0.354%	0.123%	0.053%	0.079%	0.056%	0.023%	0.026%
Dec-2010	1.714%	0.294%	0.109%	0.061%	0.030%	0.023%	0.050%	0.040%
Mar-2011	2.011%	0.374%	0.141%	0.079%	0.061%	0.053%	0.046%	0.035%
Jun-2011	2.213%	0.388%	0.153%	0.091%	0.042%	0.038%	0.041%	0.026%
Sep-2011	2.031%	0.520%	0.122%	0.071%	0.087%	0.075%	0.041%	0.049%
Dec-2011	1.559%	0.380%	0.111%	0.051%	0.073%	0.044%	0.022%	0.029%
Mar-2012	1.954%	0.311%	0.132%	0.073%	0.046%	0.046%	0.057%	0.038%
Jun-2012	2.088%	0.417%	0.130%	0.083%	0.071%	0.054%	0.082%
Sep-2012	1.895%	0.451%	0.061%	0.092%	0.064%	0.060%
Dec-2012	1.545%	0.388%	0.064%	0.056%	0.067%
Mar-2013	2.525%	0.438%	0.082%	0.095%
Jun-2013	2.424%	0.462%	0.133%
Sep-2013	2.455%	0.495%
Dec-2013	2.225%

Straight Avg	2.000%	0.390%	0.122%	0.073%	0.063%	0.053%	0.045%	0.044%
Avg x HiLo	1.995%	0.392%	0.121%	0.073%	0.063%	0.052%	0.043%	0.042%
Avg Last 8	2.139%	0.418%	0.104%	0.077%	0.064%	0.049%	0.045%	0.034%
Avg Last 4	2.407%	0.446%	0.085%	0.082%	0.062%	0.051%	0.051%	0.035%
Prior Select	2.097%	0.424%	0.097%	0.075%	0.069%	0.050%	0.038%	0.038%

Select	2.407%	0.446%	0.085%	0.077%	0.062%	0.051%	0.045%	0.035%

Exhibit E

	State XYZ Auto BI as of December 31, 2013
Quarterly Rec w/n Acc Periods	AVERAGE INCURRED LOSSES QUARTERLY LAG 1 - IBNR ANALYSIS
Ending	0	1	2	3	4	5	6	7	Ultimate
Sep-2009	4,038	4,667	4,572	4,787	4,583	4,628	4,570	4,553	4,553
Dec-2009	5,166	6,346	6,523	6,938	6,433	6,357	6,498	6,467	6,467
Mar-2010	6,321	7,033	6,836	7,297	7,800	9,491	9,237	9,437	9,437
Jun-2010	11,158	12,411	12,316	14,329	14,256	13,567	12,090	13,186	13,186
Sep-2010	5,908	6,186	6,070	6,110	5,639	5,592	5,492	5,424	5,424
Dec-2010	12,425	14,019	13,560	13,645	13,015	13,832	14,049	14,180	14,180
Mar-2011	8,608	9,094	8,050	8,086	7,951	8,025	8,324	7,966	7,966
Jun-2011	9,950	9,053	8,064	7,659	7,656	7,425	7,130	7,361	7,361
Sep-2011	6,553	6,446	5,901	5,897	5,806	5,640	5,635	5,626	5,626
Dec-2011	7,502	7,868	8,045	7,749	7,447	7,227	7,274	7,242	7,242
Mar-2012	9,533	8,638	9,666	9,537	9,479	9,676	10,276		10,363
Jun-2012	4,014	3,604	3,607	3,537	3,398	3,199			3,207
Sep-2012	3,908	3,643	3,218	3,919	3,337				3,320
Dec-2012	5,850	6,041	5,400	5,301					5,068
Mar-2013	4,815	4,555	4,447						4,430
Jun-2013	4,023	5,269							5,053
Sep-2013	4,553								4,606

	0-1	1-2	2-3	3-4	4-5	5-6	6-7	7-8
Sep-2009	1.156	0.980	1.047	0.957	1.010	0.988	0.996	0.997
Dec-2009	1.229	1.028	1.064	0.927	0.988	1.022	0.995	0.994
Mar-2010	1.113	0.972	1.067	1.069	1.217	0.973	1.022	1.020
Jun-2010	1.112	0.992	1.163	0.995	0.952	0.891	1.091	0.985
Sep-2010	1.047	0.981	1.007	0.923	0.992	0.982	0.988	1.001
Dec-2010	1.128	0.967	1.006	0.954	1.063	1.016	1.009	0.992
Mar-2011	1.056	0.885	1.004	0.983	1.009	1.037	0.957	1.034
Jun-2011	0.910	0.891	0.950	1.000	0.970	0.960	1.032	0.975
Sep-2011	0.984	0.915	0.999	0.985	0.971	0.999	0.998	0.974
Dec-2011	1.049	1.022	0.963	0.961	0.970	1.007	0.996
Mar-2012	0.906	1.119	0.987	0.994	1.021	1.062
Jun-2012	0.898	1.001	0.981	0.961	0.941
Sep-2012	0.932	0.883	1.218	0.852
Dec-2012	1.033	0.894	0.982
Mar-2013	0.946	0.976
Jun-2013	1.310

Straight Avg	1.050	0.967	1.031	0.966	1.009	0.994	1.008	0.997
Avg x HiLo	1.043	0.962	1.023	0.967	0.995	0.998	1.005	0.995
Wtd Avg All	1.046	0.970	1.029	0.973	1.013	0.990	1.014	0.997
Avg Last 8	1.007	0.963	1.010	0.961	0.992	0.994	1.012	0.997
Wt Avg.8	0.997	0.970	0.995	0.968	1.004	0.990	1.017	0.997
Avg Last 4	1.055	0.939	1.042	0.942	0.976	1.007	0.996	0.994
Wt Avg.4	1.049	0.934	1.018	0.956	0.985	1.012	0.994	0.995
Select	1.055	0.963	1.042	0.961	0.992	0.994	1.012	0.997
Cumulative	1.012	0.959	0.996	0.956	0.995	1.003	1.008	0.997

Avg Ult Loss	4,606	5,053	4,430	5,068	3,320	3,207	10,363	7,220

Exhibit E

	State XYZ Auto BI as of December 31, 2013
Quarterly Rec w/n Acc Periods	AVERAGE INCURRED LOSSES QUARTERLY LAG 0-7 - IBNR ANALYSIS
Ending	0	1	2	3	4	5	6	7
Sep-2009	5,780	4,553	3,623	1,862	2,926	269	1,871	1,316
Dec-2009	7,277	6,467	6,295	5,089	2,159	2,002	3,312	560
Mar-2010	7,877	9,437	2,993	13,307	3,799	4,477	1,781	1,277
Jun-2010	8,420	13,186	6,539	10,352	7,313	5,099	2,573	1,994
Sep-2010	10,954	5,424	5,001	11,964	1,530	3,500	15,290	2,680
Dec-2010	9,699	14,180	7,829	15,638	4,694	4,620	1,086	885
Mar-2011	11,625	7,966	3,305	5,106	2,059	7,940	6,892	686
Jun-2011	8,594	7,361	3,367	7,047	8,354	(5,836)	7,446	2,121
Sep-2011	8,758	5,626	4,826	6,784	811	794	1,330	1,798
Dec-2011	9,637	7,242	2,311	2,146	1,797	1,316	2,929	880
Mar-2012	8,758	10,363	5,567	1,961	2,031	1,375	1,994	1,515
Jun-2012	8,004	3,207	2,494	2,605	818	1,827	805
Sep-2012	7,260	3,320	2,330	2,306	1,849	549
Dec-2012	7,991	5,068	2,383	3,237	1,860
Mar-2013	6,832	4,430	5,893	2,580
Jun-2013	6,046	5,053	2,063
Sep-2013	6,113	4,606
Dec-2013	6,208

	State XYZ Auto BI as of December 31, 2013
Quarterly Rec w/n Acc Periods	INFLATED AVERAGE INCURRED LOSSES QUARTERLY LAG 0-7 - IBNR ANALYSIS
Ending	0	1	2	3	4	5	6	7
Sep-2009	6,303	4,940	3,912	2,001	3,128	286	1,980	1,386
Dec-2009	7,896	6,983	6,763	5,441	2,297	2,120	3,489	587
Mar-2010	8,505	10,140	3,200	14,157	4,022	4,716	1,867	1,332
Jun-2010	9,047	14,098	6,957	10,959	7,703	5,344	2,683	2,069
Sep-2010	11,712	5,771	5,293	12,602	1,603	3,651	15,869	2,768
Dec-2010	10,318	15,011	8,247	16,391	4,896	4,795	1,122	909
Mar-2011	12,306	8,392	3,464	5,325	2,136	8,200	7,083	702
Jun-2011	9,053	7,715	3,512	7,313	8,627	(5,997)	7,614	2,158
Sep-2011	9,180	5,868	5,008	7,006	834	812	1,353	1,820
Dec-2011	10,052	7,516	2,387	2,206	1,837	1,339	2,966	887
Mar-2012	9,089	10,702	5,720	2,005	2,067	1,392	2,009	1,519
Jun-2012	8,266	3,296	2,551	2,651	828	1,841	807
Sep-2012	7,460	3,395	2,370	2,334	1,862	550
Dec-2012	8,171	5,157	2,413	3,261	1,865
Mar-2013	6,952	4,485	5,937	2,586
Jun-2013	6,122	5,090	2,068
Sep-2013	6,159	4,618
Dec-2013	6,224

Straight Avg	8,490	7,246	4,363	6,416	3,122	2,235	4,070	1,467
Avg x HiLo	8,399	6,991	4,249	5,988	2,854	2,441	3,216	1,420
Avg Last 8	7,305	5,532	3,557	3,670	2,507	1,617	4,853	1,604
Avg Last 4	6,364	4,837	3,197	2,708	1,655	1,281	1,784	1,596
Prior Select	7,176	4,083	3,264	2,299	1,391	1,181	2,031	1,397

Select	6,364	4,837	3,197	2,708	1,655	1,617	1,784	1,596

Exhibit E

State XYZ Auto BI as of December 31, 2013

FUTURE PURE PREMIUMS BY QUARTERLY LAG

Lag Quarter	0	1	2	3	4	5	6	7	8 - 27
Selected PP	153.196	21.559	2.709	2.079	1.025	0.820	0.808	0.567	3.402
Quarterly Rec w/n Acc Periods Ending
	FUTURE PURE PREMIUMS BY QUARTERLY LAG, INFLATED									Total Future Pure Prem
	0	1	2	3	4	5	6	7	8 - 27
Sep-2009									0.596	0.60
Dec-2009									0.784	0.78
Mar-2010									0.975	0.98
Jun-2010									1.161	1.16
Sep-2010									1.350	1.35
Dec-2010									1.540	1.54
Mar-2011									1.731	1.73
Jun-2011									2.153	2.15
Sep-2011									2.578	2.58
Dec-2011									3.008	3.01
Mar-2012									3.442	3.44
Jun-2012								0.572	3.430	4.00
Sep-2012							0.816	0.578	3.388	4.78
Dec-2012						0.828	0.824	0.583	3.238	5.47
Mar-2013					1.035	0.836	0.832	0.589	3.293	6.59
Jun-2013				2.100	1.045	0.844	0.840	0.595	3.491	8.92
Sep-2013			2.736	2.121	1.055	0.853	0.849	0.601	3.522	11.74
Dec-2013		21.771	2.763	2.141	1.066	0.861	0.857	0.607	3.455	33.52

Inflation rate used in IBNR calculation:				4.0%

Exhibit E – IBNR Analysis

In order to estimate the indicated level of IBNR reserves, we need to estimate the expected future pure premiums by accident quarter. These selected pure premiums are shown in column (4) of Exhibit D. They are determined by estimating the ultimate frequency and ultimate severity for each report lag period. We then sum the estimated future pure premiums for each report lag period within each accident quarter, adjusted for inflation. We select these lag pure premiums by grouping the incurred count and average incurred loss data by lag period. We then sort and analyze the data by accident quarter for each lag period. Exhibit E summarizes the steps involved in this process.

Although we are referring to quarterly lags here, as mentioned above, the first lag is actually broken up into three monthly lags in our analysis. Here we kept the first lag as a combination of those three months to help keep the commentary less complicated.

Step 1:  Select ultimate counts by accident period for each report lag group. We do this for 8 quarterly lag groups (from Quarterly Lag 0 through Quarterly Lag 7) and for 5 annual lag groups (from Annual Lag 2 through Annual Lag 6).

The Quarterly Lag 0 triangle includes all counts that are recorded in the same quarter in which the accidents occurred. Therefore, these are the recorded counts as of the end of the accident quarter. The Quarterly Lag 1 triangle includes all counts that are recorded in the quarter following the quarter in which the accidents occurred. The following chart is an excerpt from page 1 of Exhibit E, showing the development of incurred counts for the Quarterly Lag 1 group by accident quarter, as well as the selected LDFs and ultimate feature counts:

Quarterly Rec w/n Acc	INCURRED COUNTS QUARTERLY LAG 1 - IBNR ANALYSIS
Periods
Ending	0	1	2	3	4	Ultimate
Jun-2012	118	111	109	106	104	99
Sep-2012	134	122	119	117	117	111
Dec-2012	132	116	112	109		103
Mar-2013	115	109	105			96
Jun-2013	139	118				104
Sep-2013	148					120

	0-1	1-2	2-3	3-4	4-5
Jun-2012	0.941	0.982	0.972	0.981	0.981
Sep-2012	0.91	0.975	0.983	1.000
Dec-2012	0.879	0.966	0.973
Mar-2013	0.948	0.963
Jun-2013	0.849

Avg Last 8	0.922	0.969	0.966	0.991	0.980
Average Last 4	0.896	0.972	0.974	0.99	0.987
Select	0.922	0.969	0.966	0.991	0.980
Cumulative	0.812	0.881	0.91	0.942	0.951
Ult Counts = Last Diagonal × Cumulative	120	104	96	103	111

The development column labeled “0” represents the incurred losses evaluated as of the end of the quarter that the claims were recorded. For example, the red amount of 148 in the above chart represents the number of incurred features for claims that occurred in the quarter ending September 2013 that were recorded in the quarter ending December 2013 (i.e. one lag quarter), evaluated as of the end of December 2013. We note that the accident quarter ending December 2013 has not yet experienced any Quarterly Lag 1 claims, since those would be recorded in the future – i.e., the first quarter of 2014. Thus, the most recent accident period in the Quarterly Lag 1 triangle is September 2013.

In order to select LDFs for the IBNR analysis, we go through a process similar to what we do for the accident period and record period analyses. We use averages of the link ratios, as well as judgment in the selection process. We go through this selection process for each of the report lag groups.

Step 2:  Summarize projected ultimate counts for all lag groups into an exhibit like that shown below. Note that the selected ultimate counts from the Quarterly Lag 1 analysis (above) are transferred to this chart in the Quarterly Lag 1 column.

Quarterly							[From col (5)
Rec w/n Acc	INCURRED COUNTS QUARTERLY LAG 1-6 - IBNR ANALYSIS						of Exh D]
Periods							Earned
Ending	1	2	3	4	5	6	Exposures
Jun-2012	99	31	20	17	13	20	24,379
Sep-2012	111	15	23	16	15		25,217
Dec-2012	103	17	15	18			26,942
Mar-2013	96	18	21				22,123
Jun-2013	104	30					22,681
Sep-2013	120						24,375

Step 3:  Calculate projected ultimate frequency for all lag groups by dividing the projected ultimate feature count for each accident quarter by the corresponding calendar period earned exposures (from column (5) of Exhibit D). An excerpt from page 2 of Exhibit E is shown below.

Quarterly							[From col (5)
Rec w/n Acc	INCURRED QUARTERLY LAG 1-6 FREQUENCY - IBNR ANALYSIS						of Exh D]
Periods							Earned
Ending	1	2	3	4	5	6	Exposures
Jun-2012	0.406%	0.127%	0.082%	0.070%	0.053%	0.082%	24,379
Sep-2012	0.441%	0.059%	0.091%	0.063%	0.059%		25,217
Dec-2012	0.381%	0.063%	0.056%	0.067%			26,942
Mar-2013	0.432%	0.081%	0.095%				22,123
Jun-2013	0.459%	0.132%					22,681
Sep-2013	0.494%						24,375

Step 4:  Trend ultimate frequencies to the level of the Last Diagonal using the selected Annual IBNR Frequency Trend. We have selected an Annual IBNR Frequency Trend of +2.0%. This is based upon judgment, considering the historical frequency trends for this segment. This is done because our objective is to estimate the required IBNR Reserves as of the current date, so we adjust the losses to the current cost level. The following chart is from the bottom of page 2 of Exhibit E and illustrates this point:

Quarterly
Rec w/n Acc	INFLATED INCURRED QUARTERLY LAG 1-6 FREQUENCY - IBNR ANALYSIS
Periods	(using a +2.0% IBNR Frequency Trend)
Ending	1	2	3	4	5	6
Jun-2012	0.417%	0.130%	0.083%	0.071%	0.054%	0.082%
Sep-2012	0.451%	0.061%	0.092%	0.064%	0.060%
Dec-2012	0.388%	0.064%	0.056%	0.067%
Mar-2013	0.438%	0.082%	0.095%
Jun-2013	0.462%	0.133%
Sep-2013	0.495%

Note that the June 2013 Quarterly Lag 1 inflated frequency of 0.462% is equal to the projected ultimate frequency of 0.459% from the previous chart, adjusted for one quarter of the 2.0% annual trend to bring its value forward one quarter to the level of the Last Diagonal:

0.459% × 1.02 1/4 = 0.462%

Step 5:  Select projected frequency for each lag period as shown at the bottom of the following chart:

Quarterly Rec w/n Acc	INFLATED INCURRED QUARTERLY LAG 1-6 FREQUENCY - IBNR ANALYSIS
Periods	(using a +2.0% IBNR Frequency Trend)
Ending	1	2	3	4	5	6
Jun-2012	0.417%	0.130%	0.083%	0.071%	0.054%	0.082%
Sep-2012	0.451%	0.061%	0.092%	0.064%	0.060%
Dec-2012	0.388%	0.064%	0.056%	0.067%
Mar-2013	0.438%	0.082%	0.095%
Jun-2013	0.462%	0.133%
Sep-2013	0.495%

Avg Last 8	0.418%	0.104%	0.077%	0.064%	0.049%	0.045%
Avg Last 4	0.446%	0.085%	0.082%	0.062%	0.051%	0.051%
Prior Select	0.423%	0.097%	0.075%	0.069%	0.050%	0.038%
Select	0.446%	0.085%	0.077%	0.062%	0.051%	0.045%

Step 6:  Select ultimate severity by accident period for each report lag group. We do this for 8 quarterly lag groups (from Quarterly Lag 0 through Quarterly Lag 7), and for 5 annual lag groups (from Annual Lag 2 through Annual Lag 6).

The following chart is an excerpt from page 3 of Exhibit E, showing the development of average incurred losses for the Quarterly Lag 1 group by accident quarter, as well as the selected LDFs and ultimate severities:

Quarterly Record w/in Accident Period Ending
	AVERAGE INCURRED LOSS QUARTERLY LAG 1 - IBNR ANALYSIS

	0	1	2	3	4	Ultimate
Jun-2012	4,014	3,604	3,607	3,537	3,398	3,207
Sep-2012	3,908	3,643	3,218	3,919	3,337	3,320
Dec-2012	5,850	6,041	5,400	5,301		5,068
Mar-2013	4,815	4,555	4,447			4,430
Jun-2013	4,023	5,269				5,053
Sep-2013	4,553					4,606

	0-1	1-2	2-3	3-4	4-5
Jun-2012	0.898	1.001	0.981	0.961	0.941
Sep-2012	0.932	0.883	1.218	0.852
Dec-2012	1.033	0.894	0.982
Mar-2013	0.946	0.976
Jun-2013	1.31

Average Last 8	1.007	0.963	1.01	0.961	0.992
Average Last 4	1.055	0.939	1.042	0.942	0.976
Select	1.055	0.963	1.042	0.961	0.992
Cumulative	1.012	0.959	0.996	0.956	0.995

Ult Severity = Last Diagonal	4,606	5,053	4,430	5,068	3,320
× Cumulative

Step 7:  Summarize projected ultimate severity for all lag groups into an exhibit like the one shown on page 4 of Exhibit E. A section from this exhibit is shown below. Note that the selected ultimate severities from the Quarterly Lag 1 analysis (above) are transferred to this chart in the Quarterly Lag 1 column.

Quarterly
Rec w/n Acc	AVG INCURRED LOSS QUARTERLY LAG 1-6 - IBNR ANALYSIS
Periods
Ending	1	2	3	4	5	6
Jun-2012	3,207	2,494	2,605	818	1,827	805
Sep-2012	3,320	2,330	2,306	1,849	549
Dec-2012	5,068	2,383	3,237	1,860
Mar-2013	4,430	5,893	2,580
Jun-2013	5,053	2,063
Sep-2013	4,606

Step 8:  Trend ultimate severities to the level of the Last Diagonal using the selected Annual IBNR Severity Trend. We have selected an Annual IBNR Severity Trend of +2.0%. This is based upon judgment, considering the historical severity trends for this segment. This is done because our objective is to estimate the required IBNR Reserves as of the current date, so we adjust the losses to the current cost level. The following chart is from the bottom of page 4 of Exhibit E and illustrates this point once again:

Quarterly
Rec w/n Acc	INFLATED AVG INCURRED LOSS QUARTERLY LAG 1-6 - IBNR ANALYSIS
Periods	(using a +2.0% IBNR Severity Trend)
Ending	1	2	3	4	5	6
Jun-2012	3,296	2,551	2,651	828	1,841	807
Sep-2012	3,395	2,370	2,334	1,862	550
Dec-2012	5,157	2,413	3,261	1,865
Mar-2013	4,485	5,937	2,586
Jun-2013	5,090	2,068
Sep-2013	4,618

Note that the June 2013 Quarterly Lag 1 inflated severity of $5,090 is equal to the projected ultimate severity of $5,053 from the previous chart, adjusted for one quarter of the +2.0% annual severity trend to bring its monetary value forward one quarter to the level of the Last Diagonal:

$5,053 × (1.02)1/4 = $5,090

Step 9:  Select projected severity for each lag period as shown at the bottom of the following chart:

Quarterly
Rec w/n Acc	INFLATED AVG INCURRED LOSS QUARTERLY LAG 1-6 - IBNR ANALYSIS
Periods
Ending	1	2	3	4	5	6
Jun-2012	3,296	2,551	2,651	828	1,841	807
Sep-2012	3,395	2,370	2,334	1,862	550
Dec-2012	5,157	2,413	3,261	1,865
Mar-2013	4,485	5,937	2,586
Jun-2013	5,090	2,068
Sep-2013	4,618

Avg Last 8	5,532	3,557	3,670	2,507	1,617	4,853
Avg Last 4	4,837	3,197	2,708	1,655	1,281	1,784
Prior Select	4,083	3,264	2,299	1,391	1,181	2,031
Select	4,837	3,197	2,708	1,655	1,617	1,784

Step 10:  Compute projected pure premiums by taking the product of Ultimate Frequency and Ultimate Severity for each lag period. The chart below summarizes the selected ultimate frequency (page 2 of Exhibit E), the selected ultimate severity (page 4 of Exhibit E), and the calculated ultimate pure premium (page 5 of Exhibit E) for each of Quarterly Lag 0 through Quarterly Lag 7:

Lag Period	0	1	2	3	4	5	6	7
Ult Frequency	2.407%	0.446%	0.085%	0.077%	0.062%	0.051%	0.045%	0.035%
× Ult Severity	6,364	4,837	3,197	2,708	1,655	1,617	1,784	1,596
Ult Pure Prem	153.20	21.56	2.71	2.08	1.03	0.82	0.81	0.57

Step 11:  Inflate the selected pure premiums by the pure premium trend (of +4.0% annually for this segment) to the future periods for which the claims are expected to be reported.

For example, the selected pure premium for Quarterly Lag 2 is $2.71. The accident quarters that will have future claims recorded two quarters after their occurrence are the accident quarters ending September 2013 and December 2013. All accident periods prior to that no longer need IBNR reserves from Quarterly Lag 2 for the current analysis. This is because those accidents have already been recorded as of the end of December 2013. However, the pure premium of $2.71 is at the cost level of December 2013 recorded values. Therefore, this pure premium needs to be inflated to the monetary level that is relevant for each future record period.

The chart displayed on page 5 of Exhibit E show the results of these calculations. An excerpt from that exhibit is included below to illustrate the calculations.

Lag Period	1	2	3	4	5	6	7
Pure Premium	21.56	2.71	2.08	1.03	0.82	0.81	0.57

Quarterly									Total
Rec w/n Acc	FUTURE PURE PREMIUM BY QUARTERLY LAG, INFLATED								Future
Periods									Pure
Ending	1	2	3	4	5	6	7	8-27	Prem
Jun-2012							0.57	3.43	4.00
Sep-2012						0.82	0.58	3.39	4.78
Dec-2012					0.83	0.82	0.58	3.24	5.47
Mar-2013				1.04	0.84	0.83	0.59	3.29	6.59
Jun-2013			2.10	1.05	0.84	0.84	0.60	3.49	8.92
Sep-2013		2.74	2.12	1.06	0.85	0.85	0.60	3.52	11.74
Dec-2013	21.77	2.76	2.14	1.07	0.86	0.86	0.61	3.46	33.52

The Quarterly Lag 2 selected pure premium of $2.71 is inflated by one quarter of the 4.0% annual Pure Premium trend for accidents that occur in the quarter ending September 2013 (since they will be recorded in the quarter ending March 2014), and by two quarters (i.e.,  1/2 of a year) of the annual trend for accidents that occur in the quarter ending December 2013 (since they will be recorded in the quarter ending June 2014, i.e., two quarters in the future):

$2.71 × (1.04)1/2 = $2.76

Step 12:  For each accident quarter, calculate the total future pure premium by summing all lag periods’ future pure premiums. For example, the total future pure premium for accident quarter ending December 2013 is $33.52. This is the sum of the future pure premiums for accidents that occurred during this quarter, but are expected to be recorded in future quarters:

Quarterly Lag 1	=	Claims expected to be recorded in the first quarter of 2014
	=	Future pure premium of $21.77

Quarterly Lag 2	=	Claims expected to be recorded in the second quarter of 2014
	=	Future pure premium of $2.76

Quarterly Lags 3-27	=	Claims expected to be recorded in the third quarter of 2014 or later
	=	Future pure premium of $8.99

The total future pure premiums are then transferred to column (4) of Exhibit D (Summary of Estimated IBNR), in order to calculate the total indicated IBNR reserves (these pure premiums will match for Sept-2013 period and prior, remember the quarter ending Dec-2013 is split into months in Exhibit D).

Section VII – Loss Adjustment Expenses Case Study

When a claim occurs, the ultimate amount of the loss is not known until final settlement (payment) of that claim. Through the life of the claim, we need to make sure that our loss reserves are adequate for all future payments on that claim, as illustrated in Section VI. However, we also incur expenses to adjust and settle claims. Costs incurred in this loss adjustment process are called Loss Adjustment Expenses (LAE). Like loss reserves, we also need to make sure that our carried LAE reserves are adequate to cover the future payment of these expenses as we settle our outstanding claims.

There are two major categories of LAE:

—

Defense and Cost Containment (DCC) Expenses. This category is comparable to, but not exactly the same as, what was called Allocated Loss Adjustment Expenses (ALAE) prior to the definition change by the National Association of Insurance Commissioners (NAIC) in 1998. Since 1998, this category includes:

o	Defense and litigation-related expenses, whether internal or external
o	Medical cost containment
o	Other related expenses incurred in the defense of claims

—

Adjusting & Other (A&O) Expenses. This category is comparable to, but not exactly the same as, what was called Unallocated Loss Adjustment Expenses (ULAE) prior to the definition change by the NAIC in 1998. Since 1998, this category includes:

o	Fees of external vendors involved in adjusting our claims
o	Salaries and related overhead expenses relative to Company employees involved in a claim adjusting function
o	Other related expenses incurred in determination of coverage

We hold both case and IBNR reserves for each expense category. We may revise any or all of the following parameters in order to achieve the desired changes to case and/or IBNR LAE reserves for a given segment:

—	Revise case LAE reserves by changing:
o	Average reserves for DCC and/or A&O, which are applied to open claims below the threshold. (Note that the threshold for DCC expense reserves is usually $15,000 per claim, although very few case reserve amounts exceed that threshold. There is no threshold for A&O expense reserves).
o	The inflation factor, which can differ between DCC and A&O and which is applied to the averages in subsequent months

—	Revise IBNR LAE reserves by changing:
o	IBNR factors for DCC and/or A&O, which are applied to earned premium

We evaluate the adequacy of most of our LAE reserve segments at least two times per year. DCC expense reserves are analyzed separately from A&O expense reserves.

The segment reviewed in this case study is for a sample state and coverage for Personal Auto. Note that the data in this example is not from any specific segment and any similarity to specific segments is coincidental. Also, the investigations that are undertaken, the conclusions that are drawn, and the selections that are made are not necessarily the same as those that we would make in an actual review. The results of this case study are also not intended to represent the actual results of the Company. Our intent is to illustrate and discuss many of the issues that we consider during our analysis, in order to make reasonable selections. The calculations involved in the process will also be explained.

The identities for loss reserves are also relevant for LAE reserves, as follows:

Required LAE Reserves = Total Indicated Ultimate LAE – Total Paid LAE

LAE Reserve Adequacy = Held LAE Reserves – Required LAE Reserves

Ultimate LAE is derived differently for each of the two major LAE categories (DCC and A&O). In general, we attempt to determine how these expenses will develop in the future based on how they developed in the past. In order to make reasonable selections, we look at several parameters and also consider the business issues that underlie the data.

We include several exhibits in our reviews to summarize our analysis that are also used in our discussions with the relevant business units. In this section, we present and describe Exhibit DCC and Exhibit ADJ, which summarizes the DCC expense analysis and the A&O expense analysis, respectively. Each exhibit is followed by an explanation of the calculations and a discussion of some of the issues that may be involved in the underlying data, as well as certain judgments we make in the selection process. We also discuss how different components of the analysis relate to each other.

Note that the DCC and A&O reserve reviews for a segment are usually done in the same month as a loss reserve review for that segment. Therefore, when loss projections are used in the DCC review, they are based on the projections from the loss review. Also note that rounding in the exhibits, as well as the order of calculation, may make some of the figures in the case study appear slightly out of balance.

Exhibit DCC

ESTIMATED ULTIMATE DCC - ACCIDENT PERIOD ANALYSIS

	(1) (Proj Pd Trgl)	(2) = (12) × (22)	(3) = (7) + (8)	(4)	(5)	(6)	(7) = (11) × (13) × (20)	(8) = (10)×(13)×(19)	(9) use (1), (2), (3)		(10) (Proj Util Trgl)	(11) (Proj Util Trgl)
Semiannual Accident Periods Ending Prior 3 Years	Paid DCC Method Ult ($000) 3,178	Paid DCC to Paid Loss Method Ult ($000) 3,184	Att & Legal + Med & Oth Method Ult ($000) 2,995	Paid Total DCC To Date ($000) 3,119	Paid Med & Oth To Date ($000) 194	Paid Att & Legal To Date ($000) 2,925	Indicated Ultimate Med & Oth 184	Indicated Ultimate Att & Legal 2,811	Selected Ultimate DCC Total 3,119		Indicated Attorney Utilization	Indicated Medical Utilization
Mar-2010	646	656	609	569	34	535	33	576	637		14.7%	13.3%
Sep-2010	956	988	903	766	37	729	38	865	949		10.4%	11.0%
Mar-2011	943	998	889	634	39	595	44	845	943		14.7%	12.6%
Sep-2011	1,165	1,218	1,101	554	35	519	47	1,054	1,162		14.4%	14.5%
Mar-2012	921	897	869	284	22	261	43	827	896		10.0%	8.6%
Sep-2012	1,071	1,091	1,050	178	21	157	59	991	1,071		12.2%	12.6%
Mar-2013	1,125	1,123	1,223	68	11	57	73	1,151	1,157		12.0%	12.4%
Sep-2013	1,612	1,667	1,656	10	5	5	81	1,575	1,645		15.0%	12.5%

Total	11,617	11,823	11,297	6,182	398	5,784	602	10,694	11,579

Paid DCC	6,182	6,182	6,182				398	5,784	6,182	4pt Trend	27.4%	25.1%
										8pt Trend	-0.2%	-0.9%

Required Reserve	5,436	5,641	5,115				204	4,911	5,397
Held Reserve	5,089	5,089	5,089						5,089
Reserve Adequacy	(346)	(552)	(26)						(308)

	(12)	(13)	(14)	(15)	(16)	(17)			(18)		(19)	(20)
	(Proj Loss Trgl)	(Proj Ct Trgl)									(Proj Sev Trgl)	(Proj Sev Trgl)
Semiannual Accident Periods Ending	Indicated Ultimate Loss ($000)	Indicated Ultimate Loss Counts	Earned Premium ($000)	Earned Exposures	Pure Premium	Indicated Ultimate Loss Severity					Indicated Att. & Legal Severity	Indicated Med. & Oth. Severity
Prior 3 Years	55,956	11,858	110,303	415,310	135	4,719
Mar-2010	7,375	1,695	16,893	65,209	113	4,351					2,308	148
Sep-2010	7,944	1,796	17,808	71,798	111	4,423					4,621	193
Mar-2011	9,849	1,951	19,990	81,197	121	5,048					2,949	180
Sep-2011	11,640	1,855	22,326	86,394	135	6,275					3,942	177
Mar-2012	9,877	1,985	23,173	88,720	111	4,976					4,174	251
Sep-2012	10,969	1,939	23,898	95,008	115	5,657					4,200	241
Mar-2013	11,142	2,256	24,471	103,970	107	4,939	Current Reserve to Reserve Ratio:		16.4%		4,250	260
Sep-2013	13,091	2,387	27,766	119,015	110	5,484	Indicated Reserve to Reserve Ratio:		19.0%		4,400	270

	137,843	27,722	286,629	1,126,621	-2.2%	3.2%				4pt Trend	3.5%	6.0%
										8pt Trend	13.2%	18.0%

Semiannual Accident Periods Ending Prior 3 Years	(21) = (1) / (12) Paid Ult DCC/Loss 5.7%	(22) (Proj Pd/Pd) Paid to Paid Ult DCC/Loss 5.7%	(23) = (3) / (12) Att & Legal + Med & Oth Ult DCC/Loss 5.4%						(24) = (9) / (12) Indicated Ultimate DCC/Loss $ 5.6%		(25) = (8) / (12) Indicated Attorney & Legal/Loss $ 5.0%	(26) = (7) / (12) Indicated Medical & Other/Loss $ 0.3%
Mar-2010	8.8%	8.9%	8.3%						8.6%		7.8%	0.5%
Sep-2010	12.0%	12.4%	11.4%						11.9%		10.9%	0.5%
Mar-2011	9.6%	10.1%	9.0%						9.6%		8.6%	0.5%
Sep-2011	10.0%	10.5%	9.5%						10.0%		9.1%	0.4%
Mar-2012	9.3%	9.1%	8.8%						9.1%		8.4%	0.4%
Sep-2012	9.8%	10.0%	9.6%						9.8%		9.0%	0.5%
Mar-2013	10.1%	10.1%	11.0%						10.4%		10.3%	0.7%
Sep-2013	12.3%	12.7%	12.7%						12.6%		12.0%	0.6%

Exhibit DCC – Defense and Cost Containment Reserve Analysis

This exhibit summarizes our accident period analysis of the adequacy of DCC reserves for this segment. The claims are sorted and analyzed by accident date using 6-month accident periods (i.e., accident semesters). Each accident semester represents all claims that have occurred during the 6-month period ending at the end of the designated month (in the left-hand column of the exhibit).

The information on Exhibit DCC is summarized as follows:

—	COLUMNS (1) through (3): Estimated ultimate DCC, resulting required reserves, and reserve adequacy resulting from three different sets of projections.

—	COLUMNS (4) through (6): Paid DCC as of the evaluation date of September 30th, 2013, stated in total as well as broken out by expense type.

—	COLUMNS (7) and (8): Estimated ultimate DCC broken out by expense type.

—

COLUMN (9): Indicated ultimate DCC which has been selected by the Loss Reserving group considering all information obtained during the analysis, along with the resulting required reserves and reserve adequacy

—	COLUMNS (10) and (11): Estimated ultimate utilization ratio by expense type, along with the 4-point and 8-point fitted exponential trends.

—	COLUMNS (12) and (13): Estimated ultimate losses and loss counts.

—	COLUMNS (14) through (17): Earned Premium, Earned Exposures, Pure Premium, and Estimated Ultimate Loss Severity.

—	COLUMN (18): The current and indicated ratio of DCC reserves to loss reserves.

—	COLUMNS (19) and (20): Estimated ultimate DCC severity by expense type, along with the 4-point and 8-point fitted exponential trends.

—	COLUMNS (21) through (23): Estimated ultimate DCC-to-Loss ratios using each of the three projections of ultimate DCC from Columns (1) through (3).

—	COLUMN (24): Indicated ultimate DCC-to-Loss ratio.

—	COLUMNS (25) and (26): Estimated ultimate DCC-to-Loss ratio by expense type.

Since this is an accident period analysis, it measures the adequacy of our total DCC expense reserves (case + IBNR). In other words, the estimated ultimate amounts for each accident period include DCC expenses for claims that have already been reported plus DCC expenses for claims that have not yet been reported.

In the following illustration, we discuss the analysis of total DCC, followed by the analyses of its two major components: Attorney & Legal and Medical & Other.

Total DCC Expense Analysis

The table below is a section from Exhibit DCC. It summarizes our selection of the estimated ultimate total DCC expenses by accident semester for the four most recent accident years.

	(1) (Proj Pd Trgl)	(2) = (12) × (22)	(3) = (7) + (8)	(4)	(9) use (1),(2),(3)
Semiannual Accident Periods Ending	Paid DCC Method Ult ($000)	Paid DCC to Paid Loss Method Ult ($000)	Att & Legal + Med & Oth Method Ult ($000)	Paid Total DCC To Date ($000)	Selected Ultimate DCC Total ($000)
Mar-2010	646	656	609	569	637
Sep-2010	956	988	903	766	949
Mar-2011	943	998	889	634	943
Sep-2011	1,165	1,218	1,101	554	1,162
Mar-2012	921	897	869	284	896
Sep-2012	1,071	1,091	1,050	178	1,071
Mar-2013	1,125	1,123	1,223	68	1,157
Sep-2013	1,612	1,667	1,656	10	1,645

Total	11,617	11,823	11,297	6,182	11,579
Paid DCC	6,182	6,182	6,182		6,182

	5,436	5,641	5,115	Required Reserves	5,397
	5,089	5,089	5,089	Held Reserves	5,089
	(346)	(552)	(26)	Reserve Adequacy	(308)

Columns (1) through (3) contain three projections that we typically use to estimate the ultimate amount of DCC expenses by accident semester (shown in column 9). We use three projections (columns (1), (2), and (3)) to select the ultimate DCC amounts shown in column (9). For more recent accident periods, the existing data may be volatile since newer claims may take several years from the accident date for the majority of DCC expenses to be paid. For example, in the September 2013 accident period, we are selecting ultimate expenses of $1,645,000, while only $10,000 has been paid to date, as shown in column (4).

For the Paid DCC projections (column (1)), we project the paid DCC expenses to ultimate amount by organizing the historical paid DCC amounts in a triangular format (by accident period and by evaluation period).

Column (2) is the Paid DCC to Paid Loss or Paid-to-Paid projection. Similar to other projections, this one organizes the data in a triangular format, with each data point in the triangle being the ratio of paid DCC expense to paid loss. We project the ultimate Paid-to-Paid ratio by accident period, as shown in column (22). This ultimate ratio is then multiplied by the ultimate projected losses (as derived from analysis of the losses, and shown here in column (12)) for each respective accident period. The result, in column (2), is the estimated ultimate DCC expense amount for each accident period. The following chart illustrates this calculation:

	(22)	(12)	(2) = (22) × (12)
Semiannual	(Proj Pd/Pd)	(Proj Loss Trgl)	Paid DCC
Accident	Paid	Indicated	to Paid Loss
Periods	to Paid Ult	Ultimate Loss	Method
Ending	DCC/Loss	($000)	Ult ($000)
Mar-2010	8.9%	7,375	656
Sep-2010	12.4%	7,944	988
Mar-2011	10.1%	9,849	998
Sep-2011	10.5%	11,640	1,218
Mar-2012	9.1%	9,877	897
Sep-2012	10.0%	10,969	1,091
Mar-2013	10.1%	11,142	1,123
Sep-2013	12.7%	13,091	1,667

Column (3) shows our third projection, the sum of Ultimate Medical & Other DCC from column (7) and Ultimate Attorney & Legal DCC from column (8). The expense dollars for these components are obtained by making projections of the utilization ratios and severities for the Attorney & Legal versus Medical & Other components of DCC expenses, using the following identity:

Expense Dollars = Utilization Ratio × Loss Counts × Expense Severity

Utilization Ratio	=	Expense Counts
Loss Counts

The utilization ratios and severities for each component are projected from triangles of the historical utilization ratios and severities for each component.

The following chart shows the indicated utilization ratios for each component by accident semester:

	(10)	(11)
Semiannual	(Proj Util Trgl)	(Proj Util Trgl)
Accident	Indicated	Indicated
Periods	Attorney	Medical
Ending	Utilization	Utilization
Mar-2010	14.7%	13.3%
Sep-2010	10.4%	11.0%
Mar-2011	14.7%	12.6%
Sep-2011	14.4%	14.5%
Mar-2012	10.0%	8.6%
Sep-2012	12.2%	12.6%
Mar-2013	12.0%	12.4%
Sep-2013	15.0%	12.5%
4-pt Exp Tr	27.4%	25.1%
8-pt Exp Tr	-0.2%	-0.9%

The following chart shows the indicated severities for each component by accident semester:

	(19)	(20)
Semiannual	(Proj Sev Trgl)	(Proj Sev Trgl)
Accident	Indicated	Indicated
Periods	Att & Legal	Med & Oth
Ending	Severity	Severity
Mar-2010	2,308	148
Sep-2010	4,621	193
Mar-2011	2,949	180
Sep-2011	3,942	177
Mar-2012	4,174	251
Sep-2012	4,200	241
Mar-2013	4,250	260
Sep-2013	4,400	270
4-pt Exp Tr	3.5%	6.0%
8-pt Exp Tr	13.2%	18.0%

As mentioned earlier, DCC utilization and severity are used to calculate our projections of ultimate DCC expenses for each component. The following exhibit illustrates this calculation for the Attorney & Legal component of total DCC:

Semiannual	(10) (Proj Util Trgl)	(13) (Proj Ct Trgl)	(19) (Proj Sev Trgl)	(8) = (10) × (13) × (19)
Accident Periods Ending	Indicated Attorney Utilization	Indicated Ultimate Loss Counts	Indicated Att & Legal Severity	Indicated Ult Att & Legal ($000)
Mar-2010	14.7%	1,695	2,308	576
Sep-2010	10.4%	1,796	4,621	865
Mar-2011	14.7%	1,951	2,949	845
Sep-2011	14.4%	1,855	3,942	1,054
Mar-2012	10.0%	1,985	4,174	827
Sep-2012	12.2%	1,939	4,200	991
Mar-2013	12.0%	2,256	4,250	1,151
Sep-2013	15.0%	2,387	4,400	1,575

The following identities are used in the calculations above:

Expense Counts	=	Utilization Ratio × Loss Counts	=	(10) × (13)

Expense Severity	=	Expense Dollars Expense Counts	=	(19)

Expense Dollars	=	Expense Count × Expense Severity	=	(10) × (13) × (19)

Once we have our three projections, we calculate the required reserves and the reserve adequacy for each of the three projections and for the selected amounts by using the identities:

Required DCC Expense Reserves	=	Total Indicated Ultimate DCC Expenses	–	Total Paid DCC Expenses

DCC Expense Reserve Adequacy	=	Held DCC Expense Reserves	–	Required DCC Expense Reserves

The results are shown at the bottom of columns (1) through (3) and (9). For this segment, we determined that our DCC expense reserves are inadequate by $308,000. As a result of this analysis, we may increase our reserves by changing the case averages and the IBNR factors for the DCC expense category.

When making selections for many of the DCC segments we tend to give greater weight to the Paid-to-Paid projection because the legal costs for claims tend to be related to their loss costs. Although the losses may develop at a different rate than the expenses, the ultimate relationship tends to be consistent over time.

However, there can be changes in the claim adjustment process that would potentially cause this relationship to change. This may be due to changes in the legal/regulatory environment or to changes in the Company’s loss adjustment process. We discuss these issues with Claims to better understand the underlying data. We use additional approaches in our projections for segments in which we observe process changes, because the historical development may be less relevant for the future.

The following table shows the ratios of ultimate DCC expense dollars to ultimate loss dollars for this segment over the past eight accident semesters for the three methods:

(12) Indicated Ultimate Loss ($000)	Semiannual Accident Periods Ending	(21) = (1) / (12) Paid Ult DCC/Loss	(22) (Proj Pd/Pd) Paid to Paid Ult DCC/Loss	(23) = (3) / (12) Att & Legal + Med & Oth Ult DCC/Loss	(24) = (9) / (12) Selected Ultimate DCC/Loss
7,375	Mar-2010	8.8%	8.9%	8.3%	8.6%
7,944	Sep-2010	12.0%	12.4%	11.4%	11.9%
9,849	Mar-2011	9.6%	10.1%	9.0%	9.6%
11,640	Sep-2011	10.0%	10.5%	9.5%	10.0%
9,877	Mar-2012	9.3%	9.1%	8.8%	9.1%
10,969	Sep-2012	9.8%	10.0%	9.6%	9.8%
11,142	Mar-2013	10.1%	10.1%	11.0%	10.4%
13,091	Sep-2013	12.3%	12.7%	12.7%	12.6%

Each of the DCC/Loss Ratios	=	Ultimate DCC Dollars for the Period * Ultimate Loss Dollars for the Period	* from each of the projections

As discussed above for the Paid-to-Paid projection, the ultimate DCC/Loss ratios in column (22) are projections based on a triangle of the historical ratios of paid DCC to paid loss. The selected ultimate DCC/Loss ratios in column (24) use our selected ultimate DCC expense dollars from column (9).

For this segment, the DCC/Loss ratios have been fluctuating over the past four accident years, but the last four semesters are showing an increasing trend. In this example, we began spending more on DCC in an attempt to keep our total loss severity lower. This may be due to higher amounts spent on each claim (severity) and/or a higher proportion of claims utilizing DCC.

It is also useful to compare the sum of the DCC expense components to the total using the ratio of ultimate DCC expense dollars to loss dollars.

Semiannual	(25) = (8) / (12)	(26) = (73) / (12)	(23) = (3) / (12)	(24) = (9) / (12)
Accident	Indicated	Indicated	Att & Legal +	Selected
Periods	Attorney &	Medical &	Med & Oth Ult	Ultimate
Ending	Legal / Loss $	Other / Loss $	DCC/Loss	DCC/Loss
Mar-2010	7.8%	0.5%	8.3%	8.6%
Sep-2010	10.9%	0.5%	11.4%	11.9%
Mar-2011	8.6%	0.5%	9.0%	9.6%
Sep-2011	9.1%	0.4%	9.5%	10.0%
Mar-2012	8.4%	0.4%	8.8%	9.1%
Sep-2012	9.0%	0.5%	9.6%	9.8%
Mar-2013	10.3%	0.7%	11.0%	10.4%
Sep-2013	12.0%	0.6%	12.7%	12.6%

The above DCC/Loss ratios use the ultimate DCC expense dollars for each of the components and the total. We also show the Selected Ultimate DCC/Loss ratios. Since the Medical & Other expenses make up only a small proportion of the total DCC expense dollars for this segment, the DCC/Loss ratios are driven by the Attorney & Legal component.

The contribution of the utilization and severity parameters to the total DCC expense dollars is also relevant in the analysis of each DCC expense component. In order to make the most appropriate reserve change for DCC expenses, we have to be comfortable with each of the parameters for each of the components in the analysis.

The final parameter to consider is the ratio of DCC reserves to loss reserves, as shown in column (18) below.

DCC Reserves / Loss Reserves	(18)
Current Reserve to Reserve Ratio:	16.4%
Indicated Reserve to Reserve Ratio:	19.0%

This is a final check for reasonableness of other selections. We expect this ratio to be fairly consistent over time for a given segment. If there is a significant change from one review to the next, we may look at the ratio by accident period, which could indicate a change in the claim adjustment process. These observations would be discussed with Claims to get a better understanding of any process changes. For this segment, the indicated ratio is higher than the current ratio because our DCC reserves indicated inadequacy.

Exhibit ADJ

PROGRESSIVE CORPORATION

State LMN Auto BI Adjusting & Other (ULAE) as of September 30, 2013

	(1)	(2)	(3)	(4)	(5)	[Apply to Case] (6)	[Apply to IBNR] (7)

Quarterly Calendar End dates	A&O Counts	Paid Loss Capped	Paid Loss Uncapped	Total A&O Charged	A&O Charged per A&O Count (4) / (1)	Ratio of A&O to Capped Paid Loss (4) / (2)	Ratio of A&O to Uncapped Paid Loss (4) / (3)
Dec-2010	1,228	3,714,400	4,054,400	760,093	619	20.5%	18.7%
Mar-2011	1,318	3,926,551	4,096,439	868,607	659	22.1%	21.2%
Jun-2011	1,269	3,198,123	3,246,026	898,269	708	28.1%	27.7%
Sep-2011	1,202	3,629,395	3,910,898	959,142	798	26.4%	24.5%
Dec-2011	1,339	4,446,527	4,672,314	1,074,649	803	24.2%	23.0%
Mar-2012	1,181	4,155,283	4,656,783	1,124,520	952	27.1%	24.1%
Jun-2012	1,383	4,847,742	5,038,990	1,047,989	758	21.6%	20.8%
Sep-2012	1,250	4,721,039	5,202,139	1,032,713	826	21.9%	19.9%
Dec-2012	1,400	5,586,462	5,841,462	1,162,756	831	20.8%	19.9%
Mar-2013	1,319	5,169,460	5,585,959	1,182,213	896	22.9%	21.2%
Jun-2013	1,442	5,776,331	6,051,731	1,267,469	879	21.9%	20.9%
Sep-2013	1,535	5,694,208	5,978,108	1,305,950	851	22.9%	21.8%
Wtd Avg for Oct-2010 thru Sep-2011					695	24.1%	22.8%
Wtd Avg for Oct-2011 thru Sep-2012					831	23.6%	21.9%
Wtd Avg for Oct-2012 thru Sep-2013					864	22.1%	21.0%
Year over year change					3.9%	-6.1%	-4.1%
						Case	IBNR
Selected @ Sep-2012						22.1%	21.0%
Selected @ Mar-2012						21.5%	20.4%
Carried A&O Paid to Paid Ratio						22.1%	22.1%

	(8)	(9) = (8) × (6) or (8) × (7)	(10)	(11) = (9) × (10)	(12)	(13) = (12) – (11)	(14)
	Loss Reserves	Incurred A&O	% Unpaid	Indicated A&O Reserve	Carried A&O Reserve	Reserve Adequacy	# A&O Reserves
Capped Case	24,823,202	5,485,928	50%	2,742,964	2,897,707	154,743	3,046
IBNR Reserve	4,493,977	943,735	90%	849,362	853,906	4,544
Total	29,317,179	6,429,663		3,592,325	3,751,613	159,287

Exhibit ADJ – Adjusting and Other Expense Reserve Analysis

This exhibit summarizes our calendar period analysis of the adequacy of A&O reserves for this segment. The data is sorted and analyzed by calendar date using 3-month (i.e., quarterly) calendar periods.

The information on Exhibit ADJ is summarized as follows:

—	COLUMN (1): Calendar period A&O expense count

—	COLUMNS (2) and (3): Calendar period paid loss dollars capped at $50,000 and uncapped

—	COLUMN (4): Calendar period charged A&O expense

—	COLUMN (5): Average charged A&O per count

—	COLUMNS (6) and (7): Ratio of charged A&O expense to capped and uncapped paid losses, as well as the carried, revised, and selected (from prior reviews) case and IBNR paid-to-paid ratios

—	COLUMN (8): Capped case loss reserve and carried IBNR loss reserve for similar segment

—	COLUMN (9): Total incurred case and IBNR A&O expenses

—	COLUMN (10): The proportion of case and IBNR incurred A&O expense determined to be unpaid as of the evaluation date

—	COLUMN (11): Indicated required case and IBNR A&O expense reserve

—	COLUMN (12): Carried case and IBNR A&O expense reserve

—	COLUMN (13): Indicated case and IBNR A&O expense reserve adequacy

—	COLUMN (14): Count of open A&O expense case reserves

This exhibit is a calendar period analysis of the adequacy of the Adjusting & Other (A&O) expense reserves for this segment. We calculate the ratio of paid A&O expenses to paid losses for each calendar quarter over the past three years. We then estimate the expected ratio going forward, which we use to determine the required A&O expense reserves.

The calculation of the Paid-to-Paid ratios is shown in the following excerpt from Exhibit ADJ:

	(2)	(3)	(4)	(6) = (4) / (2)	(7) = (4) / (3)
Quarterly Calendar End Dates	Paid Loss Capped @ 50,000	Paid Loss Uncapped	Total A&O Charged	Ratio of A&O to Capped Paid Loss	Ratio of A&O to Uncapped Paid Loss
Dec-2011	4,446,527	4,672,314	1,074,649	24.2%	23.0%
Mar-2012	4,155,283	4,656,783	1,124,520	27.1%	24.1%
Jun-2012	4,847,742	5,038,990	1,047,989	21.6%	20.8%
Sep-2012	4,721,039	5,202,139	1,032,713	21.9%	19.9%
Dec-2012	5,586,462	5,841,462	1,162,756	20.8%	19.9%
Mar-2013	5,169,460	5,585,959	1,182,213	22.9%	21.2%
Jun-2013	5,776,331	6,051,731	1,267,469	21.9%	20.9%
Sep-2013	5,694,208	5,978,108	1,305,950	22.9%	21.8%

Wtd Avg for Oct-2010 thru Sep-2011				24.1%	22.8%
Wtd Avg for Oct-2011 thru Sep-2012				23.6%	21.9%
Wtd Avg for Oct-2012 thru Sep-2013				22.1%	21.0%

				Case	IBNR
Select @ Sep-2013 (current review)				22.1%	21.0%
Select @ Mar-2013 (prior review)				21.5%	20.4%
Carried A&O Paid to Paid Ratio				22.1%	22.1%

For this segment, the paid A&O expenses in column (4) are used to calculate the ratios to paid losses capped at $50,000 per feature, as well as the ratios to uncapped paid losses. We use $50,000 as the basis for the capping of losses, because our experience has shown it is reasonable to assume that staff involvement does not increase proportionally as the size of the claim increases for larger claims.

The capped paid-to-paid ratios in column (6) are used to determine the needed A&O expense reserve for settling claims that are currently open. The uncapped paid-to-paid ratios in column (7) are used to determine the needed A&O expense reserve for claims that are not yet reported (IBNR).

For segments in which we recover significant salvage and/or subrogation, in particular PIP and Physical Damage segments, the IBNR ratio is calculated based on gross paid losses.

Gross Paid Losses = Net Paid Losses + Salvage Recoveries + Subrogation Recoveries

Using the historical ratios, the 12-month-ending averages, and the prior selected ratios, we select our estimated paid-to-paid ratios to be used in our reserve indication in columns (6) and (7) (in blue). Also note that the paid-to-paid ratio of 22.1% implied by our current carried A&O expense reserves is shown at the bottom of columns (6) and (7).

For this segment, the ratios have been relatively constant over the past six quarters, although they were higher during the prior year. As with other expense categories, we would look at reasons for changes in the ratios over time. The expenses allocated to this category are those related to the adjustment of claims, including fees of independent adjusters, salaries, and related overhead expenses for Company employees involved in a claim adjusting function. Therefore, we would look at changes in claims staffing, claims inventory, claims processing and loss volume in order to determine reasons for changes in the ratios over time.

We also look at the average A&O expense per claim (in column (5)) to see if there is a trend in the expense severity. The following excerpt from Exhibit ADJ illustrates this:

	(1)	(4)	(5) = (4) / (1)
			A&O
Quarterly		Total	Charged
Calendar	A&O	A&O	Per A&O
End Dates	Counts	Charged	Count
Dec-2011	1,339	1,074,649	803
Mar-2012	1,181	1,124,520	952
Jun-2012	1,383	1,047,989	758
Sep-2012	1,250	1,032,713	826
Dec-2012	1,400	1,162,756	831
Mar-2013	1,319	1,182,213	896
Jun-2013	1,442	1,267,469	879
Sep-2013	1,535	1,305,950	851

Wtd Avg for Oct-2010 thru Sep-2011			695
Wtd Avg for Oct-2011 thru Sep-2012			831
Wtd Avg for Oct-2012 thru Sep-2013			864

The A&O Counts in column (1) are the sum of the features closed with payment, the features closed without payment, and the number of open features. The A&O expense severity for this segment has been fluctuating somewhat, but the overall trend has been increasing. Columns (8) through (14) illustrate the calculation of our A&O expense reserve adequacy.

	(8)	(9) = (8) × (6)	(10)	(11) = (9) × (10)	(12)	(13) = (12) – (11)	(14)
		or (8) × (7)
	Loss	Incurred		Indicated	Carried A&O	Reserve	# A&O
	Reserves	A&O	% Unpaid	A&O Reserve	Reserve	Adequacy	Reserves
Capped Case	24,823,202	5,485,928	50%	2,742,964	2,897,707	154,743	3,046
IBNR Reserve	4,493,977	943,735	90%	849,362	853,906	4,544
Total	29,317,179	6,429,663		3,592,325	3,751,613	159,287

The Incurred A&O in column (9) is the total ultimate incurred A&O expense for adjusting all claims that are currently reserved.

For currently open claims:

Capped Case Incurred A&O	=	Selected Capped Paid-to-Paid Ratio	×	Current Case Loss Reserves (Capped @ $50,000)
column (9)		column (6)		column (8)
	=	22.1%	×	24,823,202
	=	5,485,928
For claims not yet reported:
IBNR Reserve Incurred A&O	=	Selected Uncapped Paid-to-Paid Ratio	×	Current IBNR Loss Reserves
column (9)		column (9)		column (10)
	=	21.0%	×	4,493,977
	=	943,735

For segments with significant salvage or subrogation recoveries, (whether claims are currently open or not yet reported):

Incurred A&O	=	Selected Gross Paid-to-Paid Ratio	×	Current Gross IBNR Loss Reserves

The percent unpaid in column (10) has been determined from our time tracking studies. The underlying concept is that much of the A&O expense is paid when the claim is opened (or before it is opened), and the remainder is paid during the life of the claim until it is settled.

The Indicated A&O Reserve in column (11) represents the unpaid portion of the incurred A&O. This is compared to the carried reserve in column (12) in order to determine the adequacy of the A&O expense reserves in column (13).

Based on this analysis, our carried A&O expense reserves for this segment are adequate by $159,287, with case reserves adequate by $154,743 and IBNR reserves adequate by $4,544. Since the indicated adequacy is almost entirely driven by the case portion of reserves, we would likely decrease the A&O case average that applies to open features.

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